                           OFFER TO PURCHASE FOR CASH

                    UP TO AN AGGREGATE OF 18,344,845 SHARES
                                       OF
       COMMON STOCK AND SERIES A ESOP CONVERTIBLE JUNIOR PREFERRED STOCK
     (including, in each case, the associated Common Stock Purchase Rights)
                                       OF

                                  CONRAIL INC.
                                       AT

                               $110 NET PER SHARE
                                       BY

                            GREEN ACQUISITION CORP.
                          a wholly owned subsidiary of

                                CSX CORPORATION

THE SECOND OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JANUARY 6, 1997, UNLESS THE SECOND OFFER IS EXTENDED.

                            ------------------------

     THE SECOND OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE PENNSYLVANIA CONTROL TRANSACTION LAW BEING INAPPLICABLE TO CONRAIL INC. (THE "COMPANY"), WHICH WILL REQUIRE COMPANY SHAREHOLDER APPROVAL OF AN AMENDMENT TO THE COMPANY ARTICLES. SEE INTRODUCTION AND SECTION 15.
                            ------------------------

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE SECOND OFFER AND THE MERGER, DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE SECOND OFFER AND THE MERGER) ARE IN THE BEST INTERESTS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY WHO DESIRE TO RECEIVE CASH FOR A PORTION OF THEIR SHARES ACCEPT THE SECOND OFFER AND TENDER THEIR SHARES PURSUANT TO THE SECOND OFFER.
                            ------------------------

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's Common Shares (as defined herein) or ESOP Preferred Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have such shareholder's signature thereon guaranteed if required by Instruction 1 thereto, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary and either deliver the certificates for such Shares (as defined herein) to the Depositary (as defined herein) along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 prior to the expiration of the Second Offer or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

    Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent (as defined herein) or the Dealer Manager (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                  The Dealer Manager for the Second Offer is:
                        WASSERSTEIN PERELLA & CO., INC.
December 6, 1996

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
INTRODUCTION...........................................................................     1
  1. Terms of the Second Offer; Proration; Expiration Date.............................     4
  2. Acceptance for Payment and Payment for Shares.....................................     6
  3. Procedures for Tendering Shares...................................................     7
  4. Withdrawal Rights.................................................................    10
  5. Certain Federal Income Tax Consequences...........................................    11
  6. Price Range of Shares; Dividends..................................................    14
  7. Effect of the Second Offer on the Market for the Common Shares; Exchange Listing
     and Exchange Act Registration.....................................................    15
  8. Certain Information Concerning the Company........................................    15
  9. Certain Information Concerning Purchaser and Parent...............................    19
 10. Source and Amount of Funds........................................................    21
 11. Background of the Second Offer; Contacts with the Company.........................    23
 12. Purpose of the Second Offer and the Merger; Plans for the Company.................    29
 13. Merger Agreement; Other Agreements................................................    30
 14. Dividends and Distributions.......................................................    49
 15. Conditions of the Second Offer....................................................    49
 16. Certain Legal Matters; Regulatory Approvals.......................................    51
 17. Fees and Expenses.................................................................    58
 18. Miscellaneous.....................................................................    59
Schedule I -- Information Concerning Directors and Executive Officers of Parent and       I-1
  Purchaser............................................................................

TO THE HOLDERS OF COMMON STOCK AND SERIES A ESOP CONVERTIBLE
JUNIOR PREFERRED STOCK OF CONRAIL INC.:

                                  INTRODUCTION

     Green Acquisition Corp. ("Purchaser"), a Pennsylvania corporation and a wholly owned subsidiary of CSX Corporation, a Virginia corporation ("Parent"), hereby offers to purchase up to an aggregate of 18,344,845 shares of (i) common stock, par value $1.00 per share (the "Common Shares"), and (ii) Series A ESOP Convertible Junior Preferred Stock, without par value (the "ESOP Preferred Shares" and, together with the Common Shares, the "Shares"), of the Company, including, in each case, the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of July 19, 1989, between the Company and First Chicago Trust Company of New York, as Rights Agent (as amended, the "Rights Agreement"), at a price of $110 per Share, net to the seller in cash, without interest thereon (the "Second Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Second Offer"). Unless the context otherwise requires, all references to Common Shares, ESOP Preferred Shares or Shares shall include the associated Rights, and all references to the Rights shall include the benefits that may enure to holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon redemption of the Rights.

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Second Offer. Purchaser will pay all charges and expenses of Wasserstein Perella & Co., Inc., as Dealer Manager (in such capacity, the "Dealer Manager"), Citibank, N.A., as Depositary (the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Second Offer. See Section 17.

     Participants in the Company's Matched Savings Plan (the "ESOP") desiring that Fidelity Management Trust Company, as trustee under the ESOP (the "ESOP Trustee"), tender the ESOP Preferred Shares allocated to their accounts, which will be converted into Common Shares upon consummation of the Second Offer, should so instruct the ESOP Trustee by completing the form that will be provided to participants for that purpose. ESOP participants cannot tender Shares allocated to their ESOP accounts by executing the Letter of Transmittal.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD" OR "BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE SECOND OFFER AND THE MERGER (AS DEFINED HEREIN), DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE SECOND OFFER AND THE MERGER) ARE IN THE BEST INTERESTS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY WHO DESIRE TO RECEIVE CASH FOR A PORTION OF THEIR SHARES ACCEPT THE SECOND OFFER AND TENDER THEIR SHARES PURSUANT TO THE SECOND OFFER.

     THE SECOND OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE PENNSYLVANIA CONTROL TRANSACTION LAW (AS DEFINED HEREIN) BEING INAPPLICABLE TO THE COMPANY (THE "OPT OUT CONDITION"), WHICH WILL REQUIRE COMPANY SHAREHOLDER APPROVAL OF AN AMENDMENT TO THE COMPANY ARTICLES (AS DEFINED HEREIN). SEE SECTION 15.
                            ------------------------

     The Company has advised Purchaser that each of Lazard Freres & Co. LLC ("Lazard Freres") and Morgan Stanley & Co. Incorporated ("Morgan Stanley") has delivered to the Board its written opinion that, as of the date of the Merger Agreement, the consideration to be received by the holders of Shares (other than Parent, Purchaser or any other subsidiary of Parent) pursuant to the First Offer, the Second Offer and the Merger, taken together, is fair from a financial point of view to such holders. A copy of each such opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders of the Company herewith, and such shareholders are urged to read each opinion in its entirety for a description of the assumptions made, factors considered, procedures followed by, and certain information concerning, Lazard Freres and Morgan Stanley.

     The purpose of the Second Offer is for Parent, through Purchaser, to increase its equity interest in the Company as the second step in a business combination of Parent and the Company. Pursuant to a cash tender offer commenced by Purchaser on October 16, 1996 (the "First Offer" and, together with the Second Offer, the "Offers") which expired at 12:00 midnight, New York City time, on November 20, 1996 (the "First Offer Expiration Date"), Purchaser acquired an aggregate of 17,860,124 Shares. The Second Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 14, 1996 (as amended, the "Merger Agreement"), by and among the Company, Parent and Purchaser. The Merger Agreement provides that, following the completion of the Second Offer and the satisfaction or waiver of certain conditions, the Company will be merged with and into Purchaser (the "Merger"), with Purchaser as the surviving corporation (the "Surviving Corporation"), in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania Law"). As more fully described in Section 13, in the Merger, each outstanding Share (other than Shares held in the treasury of the Company or owned by Parent, Purchaser or any other wholly owned subsidiary of Parent or the Company) will be converted, at the election of the holder of Shares and subject to certain limitations, into the right to receive (i) $110 in cash, without interest (unless, prior to the Effective Time, at least 40% of the outstanding Shares on a fully diluted basis have been purchased by Purchaser (other than upon exercise of the Company Stock Option, as defined herein)), (ii) 1.85619 shares of common stock, par value $1.00 per share, of Parent (the "Parent Common Stock") or (iii) a combination of such cash and shares of Parent Common Stock. However, the Merger Agreement contains provisions which will ensure that, regardless of the number of Shares for which holders have elected to receive cash or Parent Common Stock, as the case may be, the aggregate number of Shares to be converted into Parent Common Stock pursuant to the Merger shall be equal as nearly as practicable to 60% of all Shares outstanding immediately prior to the Merger on a fully diluted basis (except for Shares issuable or outstanding pursuant to the Company Stock Option), and the aggregate number of Shares to be converted into the right to receive cash pursuant to the Merger, together with the Shares theretofore purchased by Purchaser (other than upon exercise of the Company Stock Option), shall be equal as nearly as practicable to 40% of all such Shares outstanding immediately prior to the Merger on a fully diluted basis. Accordingly, in the case of any particular shareholder, depending on the aggregate number of Shares for which the holders have elected to receive cash or Parent Common Stock, as the case may be, such shareholder may not receive in respect of his or her Shares the amount of cash, Parent Common Stock or combination thereof that such shareholder requested in his or her election. See Section 13. The Surviving Corporation will be a wholly owned subsidiary of Parent. The time at which the Merger is consummated in accordance with the Merger Agreement is hereinafter referred to as the "Effective Time." The Offers and the Merger are sometimes collectively referred to herein as the "Transactions."

     THE SECOND OFFER DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY PARENT COMMON STOCK. SUCH AN OFFER MAY BE MADE ONLY PURSUANT TO A PROSPECTUS.

     In connection with the execution of the Merger Agreement, the Company and Parent entered into an option agreement (the "Company Stock Option Agreement") pursuant to which the Company granted to Parent an option (the "Company Stock Option"), which is currently exercisable, to purchase 15,955,477 Common Shares at an exercise price of $92.50 per Common Share, subject to adjustment as set forth therein. Concurrently, Parent and the Company entered into an option agreement (the "Parent Stock Option Agreement" and, together with the Company Stock Option Agreement, the "Option Agreements") pursuant to which Parent granted to the Company an option, exercisable only in certain events, to purchase 43,090,773 shares of Parent Common Stock at an exercise price of $64.82 per share, subject to adjustment as set forth therein. See Section 13.

     Simultaneously with the purchase of Shares pursuant to the Second Offer, the Shares purchased will be deposited in an independent, irrevocable voting trust (the "Voting Trust") in accordance with the terms of the Voting Trust Agreement, dated as of October 15, 1996 (the "Voting Trust Agreement"), entered into by

Parent, Purchaser and Deposit Guaranty National Bank (the "Voting Trustee"). The Shares acquired by Purchaser in the First Offer were deposited into the Voting Trust upon purchase. See Sections 13 and 16.

     Under Subchapter E of Chapter 25 of the Pennsylvania Law (the "Pennsylvania Control Transaction Law"), unless a corporation's articles of incorporation or by-laws adopted by the shareholders otherwise provide, after the occurrence of a "control transaction," any holder of voting shares of a "registered corporation" (such as the Company) may make written demand on the "controlling person" for payment of cash in an amount equal to the "fair value" of each voting share as of the date on which the control transaction occurs. A "control transaction" is the acquisition by a "controlling person," that is, a person or group of persons acting in concert who have voting power over voting shares of the registered corporation that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors. See Section 16.

     The Company's Articles of Incorporation (the "Company Articles") currently do not contain a provision by which the Company opts out of the Pennsylvania Control Transaction Law. Accordingly, unless and until such time as the Company Articles are amended to include such an opt out provision, the Pennsylvania Control Transaction Law effectively precludes Purchaser from purchasing Shares pursuant to the Second Offer and consummating the Merger in accordance with the Merger Agreement. Therefore, the Second Offer has been made subject to the Opt Out Condition. The Company has mailed to its shareholders a definitive proxy statement for a special meeting of the Company's shareholders (the "Pennsylvania Special Meeting") currently scheduled to be held on December 23, 1996 for the purpose of voting on an amendment to the Company Articles (the "Articles Amendment") to opt out of the Pennsylvania Control Transaction Law. The record date for the Pennsylvania Special Meeting has been fixed by the Company at December 5, 1996. Under the Company Articles and the Pennsylvania Law, the Articles Amendment must be approved by a majority of the votes cast by the holders of outstanding Shares, voting as a single class (the "Pennsylvania Shareholder Approval"). As of the date hereof, Parent and Purchaser beneficially own 17,860,124 Shares, representing approximately 19.9% of the Shares outstanding as of November 27, 1996, all of which were acquired pursuant to the First Offer. Under the terms of the Voting Trust Agreement, all such Shares will be voted in favor of the Articles Amendment. THE SECOND OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR THE PENNSYLVANIA SPECIAL MEETING. ANY SUCH SOLICITATION WILL BE MADE ONLY BY THE COMPANY AND PURSUANT TO PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND THE RULES AND REGULATIONS THEREUNDER.

     Under the Merger Agreement, the Company has agreed not to convene, adjourn or postpone the Pennsylvania Special Meeting without the prior consent of Parent, which consent will not be unreasonably withheld. As a result, it is expected that the Pennsylvania Special Meeting will not be convened if the Company has not prior thereto received sufficient proxies to assure approval of the Articles Amendment. Pursuant to the Merger Agreement, either Parent or the Company can require that additional special meetings be held for the purpose of considering the Articles Amendment, and a new record date could be set for any such special meeting (and a new record date would be required if such a special meeting is held after February 3, 1997). See Section 13.

     If the Pennsylvania Shareholder Approval is obtained (whether or not such approval is obtained prior to the expiration of the Second Offer), Purchaser may, in its discretion and depending upon the circumstances (but subject to the terms and conditions of the Second Offer and the Merger Agreement), accept for payment Shares in the Second Offer and, thereafter, purchase additional Shares through a subsequent tender offer, in open market purchases, pursuant to the Company Stock Option Agreement or otherwise. Such additional Share purchases may be on terms different from the terms of the Second Offer. See Sections 1 and 13.

     Certain other conditions to the consummation of the Second Offer are described in Section 15. Subject to the terms of the Merger Agreement, Purchaser reserves the right to waive any one or more of the conditions to the Second Offer.

     If the Articles Amendment is not approved, if the Pennsylvania Special Meeting is not convened, or if the Second Offer is not consummated, Parent and the Company are each permitted under the Merger Agreement to seek shareholder approval of the Merger at a special meeting called for such purpose. If the Merger is so approved (and the other conditions to closing of the Merger, such as regulatory approval, have been satisfied), and Parent shall not have then acquired 40% of the fully diluted Shares (other than upon exercise of the Company Stock Option), the Merger would then have a cash election component such that shareholders, upon consummation of the Merger, would have received (including pursuant to the Offers) $110 in cash per Share for an aggregate of 40% of such fully diluted Shares, and 1.85619 shares of Parent Common Stock for each of the remaining 60% of such fully diluted Shares. Thus, approval of the Articles Amendment is not a condition to consummation of the Merger; however, such approval would permit consummation of the Second Offer, giving shareholders the opportunity to receive more cash in the near term for a portion of their Shares, rather than waiting until the Merger is consummated (which, based on the current schedule proposed by the Surface Transportation Board (the "STB"), is not expected to occur before the first quarter of 1998). See Section 16.

     The obligations of Parent and Purchaser to consummate the Merger are conditioned upon, among other things, the STB having issued a final decision approving, exempting or otherwise authorizing consummation of the Merger and all other material transactions contemplated by the Merger Agreement as may require such authorization and which, among other things, does not impose on Parent, the Company or any of their respective subsidiaries terms or conditions that materially and adversely affect the long-term benefits expected to be received by Parent from the transactions contemplated by the Merger Agreement. See
Section 13.

     The Merger is also conditioned upon, among other things, the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company and the approval of Parent shareholders to an amendment of Parent's Articles of Incorporation to increase the authorized number of Parent Common Shares in order to effect the Merger, and to approve the issuance of Parent Common Stock in the Merger for purposes of the rules of the New York Stock Exchange, Inc. ("NYSE"), by the requisite vote of the shareholders of Parent. Under the Company Articles and the Pennsylvania Law, the affirmative vote of the holders of a majority of the votes cast by the outstanding Shares, voting as a single class, is required to approve and adopt the Merger Agreement and the Merger. Under Parent's Articles of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock is required to approve the amendment of Parent's Articles of Incorporation.

     Based on information supplied by the Company, as of November 27, 1996, (i) 82,248,741 Common Shares were issued and outstanding and 8,263,682 Common Shares were reserved for issuance pursuant to outstanding employee stock options or upon conversion of the ESOP Preferred Shares and (ii) 7,303,920 ESOP Preferred Shares were issued and outstanding. Pursuant to the Company Articles, each ESOP Preferred Share purchased pursuant to the Second Offer will automatically be converted into one Common Share upon consummation of the Second Offer, and each remaining ESOP Preferred Share will be automatically converted into one Common Share immediately prior to the Effective Time.

     As of the date hereof, Parent beneficially owns 17,860,124 Common Shares, representing approximately 19.9% of the Shares outstanding as of November 27, 1996. Assuming the purchase of 18,344,845 Shares pursuant to the Second Offer, Parent will beneficially own approximately 40% of the Shares outstanding as of November 27, 1996 on a fully diluted basis. In accordance with the Voting Trust, all such Shares will be voted in favor of the Merger.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE SECOND OFFER.

     1. TERMS OF THE SECOND OFFER; PRORATION; EXPIRATION DATE. Upon the terms and subject to the conditions of the Second Offer (including, if the Second Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for up to an aggregate of 18,344,845 Shares which are validly tendered prior to the Expiration Date (as defined herein) and not properly withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, January 6, 1997, unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Second Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Second Offer, as so extended by Purchaser, shall expire.

     If more than 18,344,845 Shares are validly tendered prior to the Expiration Date and not properly withdrawn, Purchaser will, upon the terms and subject to the conditions of the Second Offer, accept for payment and pay for only 18,344,845 Shares, on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not properly withdrawn. The same proration factor will be applied in the Second Offer to both the Common Shares and the ESOP Preferred Shares. See Introduction and Section 13. Because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn, if proration is required, Purchaser would not expect to be able to announce the final results of proration or pay for Shares until at least five NYSE trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Information Agent and may also be able to obtain such preliminary information from their brokers.

     If any or all of the events set forth in Section 15 shall have occurred prior to the Expiration Date, Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered in the Second Offer and terminate the Second Offer, and return all tendered Shares to the tendering shareholders, (ii) waive or amend any or all conditions to the Second Offer to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), purchase all Shares validly tendered, or (iii) extend the Second Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Second Offer is extended.

     Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Second Offer is open, including the occurrence of any of the events specified in Section 15, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Second Offer, subject to the rights of a tendering shareholder to withdraw its Shares in accordance with the procedures set forth in Section 4.

     Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares in order to comply in whole or in part with any applicable law and (ii) to waive any condition or otherwise amend the Second Offer in any respect by giving oral or written notice of such delay, waiver or amendment to the Depositary and by making a public announcement thereof.

     The Merger Agreement provides that, without the consent of the Company, Purchaser will not, among other things, decrease the Second Offer Price, change the form of consideration to be paid pursuant to the Second Offer, modify any of the conditions to the Second Offer, impose conditions to the Second Offer in addition to those set forth in the Merger Agreement or amend any term or condition of the Second Offer in any manner adverse to the holders of Shares, it having been agreed in the Merger Agreement that a waiver by Purchaser of any condition in its discretion shall not be deemed to be adverse to the holders of Shares. In addition, the Merger Agreement provides that, without the consent of the Company, the Second Offer Price may be increased and the Second Offer may be extended to the extent required by law in connection with such an increase.

     Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Second Offer, and
(ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of the second preceding paragraph), any Shares upon the occurrence of any of the conditions specified in
Section 15 without extending the period of time during which the Second Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Second Offer or the information concerning the Second Offer, or if it waives a material condition of the Second Offer, Purchaser will disseminate additional tender offer materials and extend the Second Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Second Offer must remain open following material changes in the terms of the Second Offer or information concerning the Second Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. In the SEC's view, an offer should generally remain open for a minimum of five business days from the date a material change is first published, sent or given to shareholders. With respect to a change in price or a change in percentage of securities sought (other than an increase in the number of Shares sought not in excess of 2% of the outstanding Shares), a minimum ten-business-day period is required to allow for adequate dissemination to shareholders and investor response. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Accordingly, if, prior to the Expiration Date, Purchaser increases or decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Second Offer, and if the Second Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, except in respect of an increase in the number of Shares sought not in excess of 2% of the outstanding Shares, the Second Offer will be extended at least until the expiration of such ten-business-day period.

     As of the date of this Offer to Purchase, the Rights are evidenced by the certificates representing Shares and do not trade separately. Accordingly, by tendering a certificate representing Shares, a shareholder is automatically tendering a similar number of associated Rights. If, however, pursuant to the Rights Agreement or for any other reason, the Rights detach and separate certificates representing rights ("Rights Certificates") are issued, shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

     The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Second Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal, and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Second Offer (including, if the Second Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, up to an aggregate of 18,344,845 Shares which are validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 15. Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or, subject to applicable rules of the SEC, payment for, Shares in order to comply in whole or in part with any applicable law.

     In all cases, payment for Shares purchased pursuant to the Second Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or, in the case of a book-entry transfer, an Agent's Message (as defined herein) and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     For purposes of the Second Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Second Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser, regardless of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Second Offer. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Second Offer (including proration due to tenders of more than 18,344,845 Shares), or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Second Offer.

     If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Second Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Second Offer, whether or not such Shares were tendered prior to such increase in consideration.

     Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to Parent or one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Second Offer, provided that any such transfer or assignment will not relieve Purchaser of its obligations under the Second Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Second Offer.

     3. PROCEDURES FOR TENDERING SHARES.

     Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Second Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer) and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case, prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY

WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Second Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in either of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantee. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Second Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) in the case of a guarantee of Shares, the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

     Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Second Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, if available, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal.

     Distribution of Rights. Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of such Share. Unless and until the Distribution Date (as defined herein) occurs, the Rights will be represented by and transferred with the Shares. Accordingly, if the Distribution Date does not occur prior to the Expiration Date, a tender of Shares will constitute a tender of the associated Rights. If a Distribution Date has occurred, Rights Certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering shareholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Second Offer to the Depositary within three NYSE trading days after the date such certificates are distributed. Purchaser reserves the right to require that it receive such Rights Certificates prior to accepting Shares for payment. Payment for Shares tendered and purchased pursuant to the Second Offer will be made only after timely receipt by the Depositary of, among other things, such Rights Certificates, if such Rights Certificates have been distributed to holders of Shares. Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Second Offer.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Second Offer or any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     Purchaser's interpretation of the terms and conditions of the Second Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, Purchaser, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and any and all noncash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares on or after December 6, 1996). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Second Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered (subject to the Voting Trust Agreement so long as it shall be in effect with respect to the Shares) to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, by written consent or otherwise, and Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser (including through the Voting Trust) must be able to exercise full voting rights with respect to such Shares.

     ESOP Preferred Shares. According to documents filed by the Company with the SEC, all outstanding ESOP Preferred Shares are owned of record by the ESOP Trustee and, accordingly, only the ESOP Trustee can effect a valid tender of such shares. The ESOP Trustee is required to request instructions from each participant in the ESOP as to whether ESOP Preferred Shares allocated to such participant's account should be tendered pursuant to the Second Offer, and to tender such shares in accordance with such instructions. Pursuant to the organizational documents of the ESOP (but subject to applicable law), the ESOP Trustee may not tender allocated ESOP Preferred Shares as to which no instructions are received. Unallocated shares are required to be tendered or not tendered in the same proportion as allocated shares for which instructions from participants are received. Purchaser has been advised that, with respect to the First Offer, the ESOP Trustee determined that applicable law required it to tender allocated shares for which no instruction was received by the applicable deadline and with respect to all unallocated shares and, accordingly, all such shares were so tendered.

     The Company has informed Parent and Purchaser that both the Conrail Inc. Employee Benefits Trust (the "Company Employee Benefits Trust") and the ESOP tendered substantially all of their Shares pursuant to the First Offer and have received cash for the Shares accepted for payment. Pursuant to the terms of the Company Employee Benefits Trust, the cash proceeds from those Shares purchased in the First Offer were used by the Company Employee Benefits Trust to purchase additional Shares in the market. As a result, the Company Employee Benefits Trust was the record owner of such additional Shares as of the record date for the Pennsylvania Special Meeting. Pursuant to the terms of the ESOP, the ESOP Trustee has the authority and fiduciary responsibility to determine what action to take with the proceeds resulting from the tender of unallocated Shares pursuant to the First Offer, which may or may not include purchasing additional Shares.

     Purchaser's acceptance for payment of Shares tendered pursuant to the Second Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Second Offer.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Second Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Second Offer, may also be withdrawn at any time after February 4, 1997.

     If Purchaser extends the Second Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Second Offer for any reason, then, without prejudice to Purchaser's rights under the Second Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Second Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, Purchaser, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Second Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following the procedures described in Section 3.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a summary of the material federal income tax consequences of the Offers and the Merger to holders of Shares who hold the Shares as capital assets. The discussion set forth below is for general information only and may not apply to certain categories of holders of Shares subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), such as foreign holders and holders who acquired such Shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations.

     Tax Consequences of the Offers and the Merger Generally. It is unclear whether the Offers and the Merger should be treated as a single integrated transaction for federal income tax purposes. If the Offers and the Merger are so treated and the Merger is in the form of a merger of the Company into Purchaser, the Offers and the Merger should, in the aggregate, qualify as a reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. In such event, generally (i) no gain or loss will be recognized by Parent, Purchaser or the Company pursuant to the Offers and the Merger, (ii) gain or loss will be recognized by a shareholder of the Company who receives solely cash in exchange for Shares pursuant to either Offer and/or the Merger, (iii) no gain or loss will be recognized by a shareholder of the Company who does not exchange any Shares pursuant to the Offers and who receives solely Parent Common Stock in exchange for Shares pursuant to the Merger, and (iv) a shareholder of the Company who receives a combination of cash and Parent Common Stock in exchange for such shareholder's Shares, pursuant to either Offer and/or the Merger, will not recognize loss but will recognize gain, if any, to the extent of the lesser of (i) the cash received and (ii) the excess of the sum of the fair market value of the Parent Common Stock and the amount of cash received over a shareholder's tax basis in the Shares exchanged. If so integrated, the federal income tax consequences to a shareholder may be, depending on such shareholder's particular circumstances, less favorable than the federal income tax consequences to such shareholder if the Offers and the Merger are not treated as integrated. Although it is currently anticipated that counsel to the Company and Parent will each render an opinion that the Merger constitutes a reorganization within the meaning of Section 368 of the Code, in the event that counsel to the Company or Parent is unable to render such opinion either because (1) the amount of cash received in the Offers, as a percentage of the total consideration received by holders of Shares, will be an amount that does not satisfy certain "continuity of shareholder interests" requirements or (2) for any other reason, then, pursuant to the Merger Agreement the form of the Merger will be changed to a merger of Purchaser into the Company (the "Reverse Merger"). In such case the Offers and the Merger will not constitute a reorganization, and will be taxable to shareholders of the Company who will recognize gain or loss equal to the difference between the fair market value of the Parent Common Stock and cash received and the shareholder's tax basis in the Shares exchanged.

     If the Offers and the Merger were not treated as a single integrated transaction for federal income tax purposes, the receipt of cash pursuant to either Offer would be a sale or exchange, while the Merger should still qualify as a reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, if the Merger is in the form of a merger of the Company into Purchaser.

TAX CONSEQUENCES IF THE OFFERS AND THE MERGER ARE TREATED AS A SINGLE INTEGRATED TRANSACTION AND AS A REORGANIZATION

     Exchange of Shares Solely for Cash. In general, a shareholder of the Company who, pursuant to either Offer and/or the Merger, exchanges all of the Shares actually and constructively owned by such shareholder solely for cash will recognize capital gain or loss equal to the difference between the amount of cash received and such shareholder's adjusted tax basis in the Shares surrendered. The gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holder thereof has held such Shares for more than one year. Gain or loss will be calculated separately for each identifiable block of Shares surrendered pursuant to either Offer and/or the Merger.

     Exchange of Shares Solely for Parent Common Stock. A shareholder of the Company who, pursuant to the Merger, exchanges all of the Shares actually owned by such shareholder solely for shares of Parent Common Stock (and who did not exchange any Shares for cash in either Offer) will not recognize any gain or loss upon such exchange. Such shareholder may recognize gain or loss, however, to the extent cash is received in lieu of a fractional share of Parent Common Stock, as discussed below. The aggregate adjusted tax basis of the shares of Parent Common Stock received in such exchange will be equal to the aggregate adjusted tax basis of the Shares surrendered therefor, and the holding period of Parent Common Stock will include the period during which the Shares surrendered in exchange therefor were held.

     Exchange of Shares for Parent Common Stock and Cash. A shareholder of the Company who, pursuant to either Offer and/or the Merger, exchanges all of the Shares actually owned by such shareholder for a combination of shares of Parent Common Stock and cash will not recognize any loss on such exchange. Such shareholder will realize gain equal to the excess, if any, of the cash and the aggregate fair market value of Parent Common Stock received pursuant to either Offer and/or the Merger over such shareholder's adjusted tax basis in the Shares exchanged therefor, but will recognize any realized gain only to the extent of the cash received.

     Any gain recognized by a shareholder of the Company who receives a combination of Parent Common Stock and cash pursuant to either Offer and/or the Merger will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend for federal income tax purposes, in which case such recognized gain will be treated as ordinary dividend income to the extent of such shareholder's ratable share of the Company's accumulated earnings and profits.

     For purposes of determining whether the cash received pursuant to either Offer and/or the Merger will be treated as a dividend for federal income tax purposes, a shareholder of the Company will be treated as if such shareholder first exchanged all of such shareholder's Shares solely for Parent Common Stock and then Parent immediately redeemed a portion of such Parent Common Stock in exchange for the cash such shareholder actually received.

     In general, the determination as to whether the cash received will be treated as received pursuant to a sale or exchange (generating capital gain) or a dividend distribution (generating ordinary income) depends upon whether and to what extent there is a reduction in the shareholder's deemed percentage stock ownership of Parent. A shareholder of the Company who exchanges such shareholder's Shares for a combination of Parent Common Stock and cash will recognize capital gain rather than dividend income if the deemed redemption by Parent (described in the preceding paragraph) is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to such shareholder.

     Whether the deemed exchange and subsequent redemption transaction are "not essentially equivalent to a dividend" with respect to a Company shareholder will depend upon such shareholder's particular circumstances. In order to reach such conclusion, it must be determined that the transaction results in a "meaningful reduction" in such Company shareholder's deemed percentage stock ownership of Parent. In determining whether a reduction in a Company shareholder's deemed percentage stock ownership has occurred, (i) the percentage of the outstanding stock of Parent that such Company shareholder is deemed actually and constructively to have owned immediately before the deemed redemption by Parent should be compared to (ii) the percentage of the outstanding stock of Parent actually and constructively owned by such shareholder immediately after the deemed redemption by Parent as a result of either Offer, Merger or otherwise. The relevant constructive ownership rules treat shareholders as owning stock held indirectly (through partnerships, estates, trusts and corporations) and, under certain circumstances, treat persons as owning stock owned by their partners, beneficiaries and shareholders. Shareholders will also be treated as owning stock that could be acquired by virtue of the exercise of any option to acquire stock, and individual shareholders are treated as owning any stock owned by their family.

     A Company shareholder will comply with the "substantially disproportionate" rule if the percentage described in (ii) above is less than 80% of the percentage described in (i) above. Even if a Company shareholder does not qualify under such test, the Internal Revenue Service has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" if such shareholder has a reduction in such shareholder's percentage stock ownership. In most circumstances, therefore, gain recognized by a shareholder of the Company who exchanges such shareholder's Shares for a combination of Parent Common Stock and cash will be capital gain, which will constitute long-term capital gain if the holding period for such Shares was greater than one year as of the date of the exchange.

     The aggregate tax basis of Parent Common Stock received by a Company shareholder who, pursuant to either Offer and/or the Merger, exchanges such shareholder's Shares for a combination of Parent Common Stock and cash will be the same as the aggregate tax basis of the Shares surrendered therefor, decreased by the cash received and increased by the amount of gain recognized, if any (including any portion of such gain that is treated as a dividend). The holding period of Parent Common Stock will include the holding period of the Shares surrendered therefor.

     Cash Received in Lieu of a Fractional Interest of Parent Common
Stock. Cash received in lieu of a fractional share of Parent Common Stock will generally (subject to the discussion above) be treated as received in redemption of such fractional interest and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the Shares allocable to such fractional interest. Such gain or loss will constitute capital gain or loss, and will generally be long-term capital gain or loss if the holding period for such Shares was greater than one year as of the date of the exchange.

TAX CONSEQUENCES IF THE OFFERS AND THE MERGER ARE TREATED AS SEPARATE TRANSACTIONS AND THE MERGER IS TREATED AS A REORGANIZATION

     If the Offers and the Merger were treated as separate transactions for federal income tax purposes, the receipt of cash pursuant to either Offer would be a taxable transaction, while the Merger should still qualify as a reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, if the Merger is a merger of the Company into Purchaser. Accordingly, a shareholder of the Company who receives cash pursuant to either Offer would recognize gain or loss equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in the Shares surrendered. The gain or loss would be long-term capital gain or loss if, as of the date of the exchange, such shareholder had held such stock for more than one year.

     A shareholder of the Company who receives Parent Common Stock and/or cash pursuant to the Merger would be subject to the federal income tax rules concerning reorganizations discussed above under "Tax Consequences if the Offers and the Merger are Treated as a Single Integrated Transaction and as a Reorganization" (but without regard to the cash received, and Shares exchanged, in either Offer).

TAX CONSEQUENCES IF FORM OF MERGER IS A MERGER OF PURCHASER INTO THE COMPANY

     If counsel to Parent or the Company are unable to render opinions that such transaction would constitute a reorganization within the meaning of Section 368 of the Code because the "continuity of shareholder interests" requirements would not be met or for any reason, the Merger will be changed in form to a merger of Purchaser into the Company. In such a case, the transaction would not constitute a reorganization within the meaning of Section 368 of the Code. This result would occur if the value of the Parent Common Stock at the time of the Merger had declined significantly in value from its value as of the date hereof.

     In the event of a Reverse Merger, a shareholder would recognize gain or loss equal to the fair market value of the Parent Common Stock and cash received over the shareholder's tax basis in the Shares exchanged, calculated separately as to each block of Shares exchanged. The character of such gain or loss would be determined as described above.

WITHHOLDING

     Unless a shareholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations promulgated thereunder, such shareholder may be subject to withholding tax of 31% with respect to any cash payments received pursuant to either Offer and/or the Merger. Shareholders should consult their brokers or the Depositary to ensure compliance with such procedures. Foreign shareholders should consult with their own tax advisors regarding withholding taxes in general.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE SECOND OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

     THE ABOVE DISCUSSION MAY NOT APPLY TO CERTAIN CATEGORIES OF SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS FOREIGN SHAREHOLDERS AND SHAREHOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OFFERS AND THE MERGER, INCLUDING ANY FEDERAL, STATE, LOCAL OR OTHER TAX CONSEQUENCES (INCLUDING ANY TAX RETURN FILING OR OTHER TAX REPORTING REQUIREMENTS) OF THE OFFERS AND THE MERGER.

     6. PRICE RANGE OF SHARES; DIVIDENDS. According to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "Company Form 10-K"), the Common Shares are listed and principally traded on the NYSE, and are also listed and traded on the Philadelphia Stock Exchange, Inc. and quoted under the symbol "CRR." The following table sets forth, for the quarters indicated, the high and low sales prices per Common Share on the NYSE and the amount of cash dividends declared per Common Share, as reported in the Company Form 10-K for periods in 1994 and 1995, and as reported by published financial sources with respect to periods in 1996:

                                                                                      CASH
                                                               HIGH       LOW       DIVIDENDS
                                                               ----       ---       ---------
    YEAR ENDED DECEMBER 31, 1994:
      First Quarter.........................................   $69 1/4    $56 1/2     $.325
      Second Quarter........................................    59 1/8     50 3/8      .325
      Third Quarter.........................................    58 1/8     48 3/8      .375
      Fourth Quarter........................................    55 1/4     48 1/8      .375
    YEAR ENDED DECEMBER 31, 1995:
      First Quarter.........................................    57 5/8     50 1/2      .375
      Second Quarter........................................    56 1/4     51 1/8      .375
      Third Quarter.........................................    70 1/4     55 1/8      .425
      Fourth Quarter........................................    74 3/8     65 1/2      .425
    YEAR ENDED DECEMBER 31, 1996:
      First Quarter.........................................    77 1/4     67 5/8      .425
      Second Quarter........................................    73         66 1/4      .425
      Third Quarter.........................................    74 5/8     63 3/4      .475
      Fourth Quarter (through December 5, 1996).............    98 1/4     68 1/2      .475

     On October 14, 1996, the last trading day prior to the date of the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Common Shares on the NYSE Composite Tape was $71 per Share. On December 5, 1996, the last full trading day prior to the date of this Offer to Purchase, the reported closing sales price of the Common Shares on the NYSE Composite Tape was $96 3/4 per Common Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON SHARES.

     All of the outstanding ESOP Preferred Shares are held of record by the ESOP Trustee. There is no trading market for the ESOP Preferred Shares. Since issuance of the ESOP Preferred Shares, the Company has declared quarterly cash dividends on the ESOP Preferred Shares of $.54125 per share. Each ESOP Preferred Share is convertible under certain circumstances into one Common Share.

     7. EFFECT OF THE SECOND OFFER ON THE MARKET FOR THE COMMON SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Common Shares pursuant to the Second Offer will reduce the number of Common Shares that might otherwise trade publicly and could reduce the number of holders of Common Shares, which could adversely affect the liquidity and market value of the remaining Common Shares held by the public. Following the Second Offer, a large percentage of the outstanding Common Shares will be owned by Purchaser.

     According to the NYSE's published guidelines, the NYSE would consider delisting the Common Shares if, among other things, the number of record holders of at least 100 Common Shares should fall below 1,200, the number of publicly held Common Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Common Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Common Shares pursuant to the Second Offer or otherwise, the Common Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Common Shares is discontinued, the market for the Common Shares could be adversely affected.

     If the NYSE were to delist the Common Shares, it is possible that the Common Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Common Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Common Shares or whether it would cause future market prices to be greater or less than the Second Offer Price.

     The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Common Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Common Shares. The termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Common Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Common Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     If registration of the Common Shares under the Exchange Act were terminated, the Common Shares would no longer be eligible for NASDAQ reporting.

     8. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise noted below, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon the Company Form 10-K and other publicly available documents and records on file with the SEC and other public sources. Neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

     The Company is a Pennsylvania corporation whose principal executive offices are located at 2001 Market Street, Two Commerce Square, Philadelphia, Pennsylvania 19101. Through its wholly owned subsidiary, Consolidated Rail Corporation, a Pennsylvania corporation ("CRC"), the Company provides freight transportation services within the northeast and midwest United States. The Company interchanges freight with other United States and Canadian railroads for transport to destinations within and outside the Company's service region. As of December 31, 1995, CRC (excluding its subsidiaries) maintained 17,715 miles of track on its 10,701 mile route system. Of total route miles, 8,860 are owned, 100 are leased or operated under contract and 1,741 are operated under trackage rights, including approximately 300 miles operated pursuant to an easement over Amtrak's Northeast Corridor. Also as of December 31, 1995, the Company owned or held subject to capital lease 2,023 locomotives and 51,404 freight cars (including 21,948 subject to operating leases), excluding locomotives and freight cars held by subsidiaries other than CRC, which have an immaterial number of locomotives and freight cars. The Company operates no significant line of business other than the freight railroad business and does not provide common carrier passenger or commuter train service.

     The Company serves a heavily industrial region that is marked by dense population centers which constitute a substantial market for consumer durable and non-durable goods, and a market for raw materials used in manufacturing and by electric utilities.

     Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in (i) the Company Form 10-K, (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 (the "Company Form 10-Q") and (iii) the Company's Annual Report on Form 10-K for the year ended December 31, 1994. More comprehensive financial information is included in the Company Form 10-K and the Company Form 10-Q and other documents filed by the Company with the SEC. The financial information that follows is qualified in its entirety by reference to the Company Form 10-K and the Company Form 10-Q and other documents, including the financial statements and related notes contained therein. The Company Form 10-K and the Company Form 10-Q and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below.

                                  CONRAIL INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                         NINE MONTHS
                                                       ENDED SEPTEMBER
                                                             30,            YEAR ENDED DECEMBER 31,
                                                       ----------------    --------------------------
                                                        1996      1995      1995      1994      1993
                                                       ------    ------    ------    ------    ------
INCOME STATEMENT DATA:
Revenues............................................   $2,771    $2,735    $3,686    $3,733    $3,453
Operating expenses..................................    2,413     2,233     3,230     3,127     2,862
Operating income....................................      358       502       456       606       591
Net income to common shareholders...................      195       294       264       324       160
INCOME PER COMMON SHARE INFORMATION:
Net earnings per Common Share before the cumulative
  effect of changes in accounting principles
     Primary........................................   $ 2.39    $ 3.61    $ 3.19    $ 3.90    $ 2.74
     Fully diluted..................................     2.21      3.28      2.94      3.56      2.51
Net per Common Share cumulative effect of changes in
  accounting principles(1)
     Primary........................................       --        --        --        --      (.92)
     Fully diluted..................................       --        --        --        --      (.81)
Net earnings per Common Share
     Primary........................................     2.39      3.61      3.19      3.90      1.82
     Fully diluted..................................     2.21      3.28      2.94      3.56      1.70

                                                       AT SEPTEMBER 30,         AT DECEMBER 31,
                                                       ----------------    --------------------------
                                                        1996      1995      1995      1994      1993
                                                       ------    ------    ------    ------    ------
BALANCE SHEET DATA:
Current assets......................................   $1,199    $1,187    $1,206    $1,125    $1,062
Property and equipment (net)........................    6,495     6,680     6,408     6,498     6,313
Total assets........................................    8,387     8,683     8,424     8,322     7,948
Current liabilities.................................    1,250     1,238     1,170     1,201     1,075
Long-term debt, excluding current portion...........    1,891     2,037     1,911     1,940     1,959
Total shareholders' equity..........................    2,938     3,080     2,977     2,925     2,784

---------------
(1) Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and SFAS 109, "Accounting for Income Taxes."

     The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the SEC: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Certain Projected Financial Information. In the course of its discussions with Parent described in Section 11, the Company provided Parent and its financial advisors with certain business and financial information which Parent believes was not publicly available. Such information included, among other things, certain financial projections for 1996 through 1999 (the "Company Projections") prepared by management of the Company as a long-range plan. The Company Projections do not take into account any of the potential effects of the transactions contemplated by the Offers and/or the Merger. The Company does not as a matter of course publicly disclose internal projections as to future revenues, earnings or financial condition.

     The Company Projections indicated the following income statement and cash flow data: (i) projected net revenues for each of the years ended December 31, 1996 through December 31, 1999 were $3,762 million, $3,874 million, $3,988 million and $4,149 million, respectively; (ii) projected operating expenses for each of such years were $2,987 million, $3,026 million, $3,043 million and $3,112 million, respectively; (iii) projected operating income for each of such years was $775 million, $848 million, $945 million and $1,037 million, respectively; (iv) projected net income for each of such years was $438 million, $485 million, $542 million and $599 million, respectively; (v) projected net cash provided by operating activities for each of such years was $855 million, $822 million, $890 million and $975 million, respectively; (vi) projected capital expenditures for each of such years was $492 million, $510 million, $550 million and $550 million, respectively; (vii) projected net internally generated funds (defined as net cash provided by operating activities less capital expenditures) for each of such years were $363 million, $312 million, $340 million and $425 million, respectively; (viii) projected debt issuance net of debt retirement for each of such years was $(49) million, $7 million, $(11) million and $(85) million, respectively; and (ix) projected net change in cash for each of such years was $43 million, $0, $0 and $0, respectively.

     In connection with the Company Projections, the Company also furnished Parent with projected balance sheets of the Company for the years 1996 through 1999. Such balance sheets projected total assets of the Company increasing from $8,660 million in 1996 to $9,656 million in 1999, total long-term debt (excluding current portion) decreasing from $1,862 million in 1996 to $1,773 million in 1999 and total shareholders' equity increasing from $3,057 million in 1996 to $3,725 million in 1999.

     THE COMPANY PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE PROJECTIONS ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. NONE OF PARENT, PURCHASER OR ANY PARTY TO WHOM THE PROJECTIONS WERE PROVIDED ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF SUCH INFORMATION. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESSES OF THE COMPANY WHICH, THOUGH PARENT HAS BEEN ADVISED WERE CONSIDERED REASONABLE BY THE COMPANY AT THE TIME THEY WERE FURNISHED TO PARENT, MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE PROJECTIONS HAVE NOT BEEN EXAMINED OR COMPILED BY THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. FOR THESE REASONS, AS WELL AS THE BASES ON WHICH SUCH PROJECTIONS WERE COMPILED, THERE CAN BE NO ASSURANCE THAT SUCH PROJECTIONS WILL BE REALIZED, OR THAT ACTUAL RESULTS WILL NOT BE HIGHER OR LOWER THAN THOSE ESTIMATED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, PURCHASER OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS.

     Certain Operating Relationships. Various subsidiaries of each of Parent, on the one hand, and the Company, on the other hand, have operating relationships with each other. Approximately 6%, 6%, and 7% of the Company's total loads in 1993, 1994 and 1995, respectively, were interchanged with Parent. Major interchange locations between Parent and the Company include Cincinnati, Ohio; Alexandria, Virginia; Philadelphia, Pennsylvania; and Toledo, Ohio.

     In connection with interchanges, either or both railroads of Parent and the Company may be the party billing the shipper of such interchange freight, and, in cases where one of the parties bills for the entire shipment, such party will periodically remit to the other party the net amount of the proceeds due to such other carrier in accordance with standard industry practice. In addition, Parent and the Company often, together with other railroads, cooperate in terminal switching operations at certain major locations including Chicago, Illinois and East St. Louis, Illinois. Parent and the Company also have proprietary interests in various terminal companies in their service territories, including the Belt Railway of Chicago and The Lakefront Dock, Railroad Terminal Company.

     In addition to the foregoing, Parent and the Company are parties to various trackage rights agreements pursuant to which each carrier operates over the other carrier's track.

     The Rights. On July 19, 1989, the Board of Directors of CRC, which is the Company's current operating subsidiary and which prior to the Company's adoption of a holding company structure on February 17, 1993 operated on a stand alone basis, declared a dividend distribution of one common stock purchase right for each common share of CRC and executed the Rights Agreement. Upon adoption by the Company of a holding company structure on February 17, 1993, CRC assigned all of CRC's title and interest under the Rights Agreement to the Company (the "Assignment"). In 1995, one Right was distributed with respect to each outstanding ESOP Preferred Share. Under the Rights Agreement, each Right entitles the holder to purchase one Common Share at an exercise price of $205.00, subject to adjustment. The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on September 20, 2005 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless earlier redeemed by the Company in accordance with the Rights Agreement. The Rights Agreement and all amendments, supplements and resolutions relating thereto, and descriptions thereof, have been filed by the Company with the SEC. Copies of such documents may be obtained in the manner set forth above.

     In conjunction with the execution of the Merger Agreement, the Board of Directors of the Company amended the Rights Agreement to (i) render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by the Merger Agreement and the Company Stock Option Agreement and (ii) ensure that
(a) neither Parent nor any of its wholly owned subsidiaries is an Acquiring Person pursuant to the Rights Agreement and (b) a Shares Acquisition Date, Distribution Date or Trigger Event (in each case, as defined in the Rights Agreement) does not occur by reason of the approval, execution or delivery of the Merger Agreement and the Company Stock Option Agreement, the consummation of the Merger, or the other transactions contemplated by the Merger Agreement or the Company Stock Option Agreement and the Rights Agreement may not be further amended by the Company without the prior consent of Parent in its sole discretion. The Company has also agreed to take any further action necessary to render the Rights Agreement inapplicable to the Transactions.

     On November 4, 1996, the Board of Directors of the Company adopted a resolution extending the Distribution Date (as defined in the Rights Agreement) so that it will occur only after the acquisition by an Acquiring Person (as defined in the Rights Agreement) of beneficial ownership of at least 10% of the outstanding Common Shares.

     Shareholders are required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date does not occur prior to the Expiration Date, a tender of Shares will automatically constitute a tender of the associated Rights. See Section 3.

     9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     Purchaser. Purchaser is a Pennsylvania corporation organized in October 1996 and has not carried on any significant activities other than activities undertaken in connection with the Offers and the Merger. The principal offices of Purchaser are located at One James Center, 901 East Cary Street, Richmond, Virginia 23219. Purchaser is a wholly owned subsidiary of Parent. Other than the Shares acquired in the First Offer and to be acquired in the Second Offer, all of which will be held through the Voting Trust, until the Merger is consummated, it is not expected that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to the transactions contemplated by the Offers and the Merger. Upon consummation of the First Offer, Purchaser acquired 17,860,124 Shares which were deposited into the Voting Trust upon purchase.

     Parent. Parent is a Virginia corporation with its principal executive offices located at One James Center, 901 East Cary Street, Richmond, Virginia 23219.

     Parent provides rail, intermodal, ocean container-shipping, barging, trucking, and contract logistics services worldwide. Through its subsidiary CSX Transportation ("CSXT"), Parent provides rail freight transportation and distribution services over approximately 18,500 route miles in 20 states in the United States east, midwest and south, and in Ontario, Canada. CSXT interchanges freight with western railroads at key gateways in Chicago, East St. Louis, Memphis and New Orleans. CSXT's service territory includes 26 port cities for international transport. In 1995, the principal commodities hauled by CSXT were coal, chemicals, automotive parts, finished vehicles, agricultural products, forest products (including paper, paper products, and lumber products), minerals, fertilizers, and metals.

     Parent also transports freight through subsidiaries conducting container-shipping, intermodal, and barge operations. Its subsidiary, Sea-Land Service Inc. ("Sea-Land"), is the largest container-shipping line in the United States and one of the three largest container-shipping companies in the world. Sea-Land operates more than 100 container ships and nearly 200,000 containers throughout the world. Parent's subsidiary, American Commercial Lines Inc., is the largest and most diversified barge transportation firm in both North and South America. CSX Intermodal provides shippers with nationwide intermodal service for moving domestic and international freight in trailers, domestic containers and international steamship containers, often in close alignment with CSXT and Sea-Land.

     Parent is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and other matters is required to be disclosed in proxy statements distributed to Parent's shareholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Company in Section 8. The shares of Parent Common Stock are listed on the NYSE, and reports, proxy statements and other information concerning Parent should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and Purchaser are set forth in Schedule I hereto.

     Except as set forth in this Offer to Purchase, neither Parent nor Purchaser, nor, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and neither Parent nor Purchaser, nor, to the best knowledge of Parent or Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. Mr. John Hall, a director of Parent, owns 50 Common Shares through an asset management fund, and Mr. Mark Aron, an executive officer of Parent and Purchaser and a director of Purchaser, owns not more than 800 Common Shares.

     Except as set forth in this Offer to Purchase, neither Parent nor Purchaser, nor, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither Parent nor Purchaser, nor, to the best knowledge of Parent or Purchaser, any of the persons listed in
Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or Purchaser, or their respective subsidiaries, or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

     Financial Information. Set forth below is certain selected consolidated financial information relating to Parent and its subsidiaries which has been excerpted or derived from the financial statements contained in Parent's Annual Reports on Form 10-K for the fiscal years ended December 29, 1995 and December 30, 1994 (the "Parent Form 10-Ks") and in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 1996 (the "Parent Form 10-Q"). More comprehensive financial information is included in the Parent Form 10-Ks and the Parent Form 10-Q and other documents filed by Parent with the SEC. The financial information that follows is qualified in its entirety by reference to the Parent Form 10-Ks and the Parent Form 10-Q and other documents including the financial statements and related notes contained therein. The Parent Form 10-Ks and the Parent Form 10-Q and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth above.

                                CSX CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                            NINE MONTHS
                                              ENDED(2)                                YEAR ENDED
                                   ------------------------------    --------------------------------------------
                                   SEPTEMBER 27,    SEPTEMBER 29,    DECEMBER 29,    DECEMBER 30,    DECEMBER 31,
                                       1996             1995             1995            1994            1993
                                   -------------    -------------    ------------    ------------    ------------
INCOME STATEMENT DATA:
Operating revenue...............      $ 7,833          $ 7,594         $ 10,504        $  9,608        $  8,940
Operating expense...............        6,737            6,865            9,332           8,376           8,027
Operating income................        1,096              729            1,172           1,232             913
Net earnings....................          602              342              618             652             359
PER SHARE INFORMATION:
Earnings per share(1)...........      $  2.83          $  1.62         $   2.94        $   3.12        $   1.73

                                                 AT                                       AT
                                   ------------------------------    --------------------------------------------
                                   SEPTEMBER 27,    SEPTEMBER 29,    DECEMBER 29,    DECEMBER 30,    DECEMBER 31,
                                       1996             1995             1995            1994            1993
                                   -------------    -------------    ------------    ------------    ------------
BALANCE SHEET DATA:
Current assets..................      $ 1,919          $ 1,810         $  1,935        $  1,665        $  1,571
Properties -- net...............       11,720           11,188           11,297          11,044          10,788
Total assets....................       14,641           14,028           14,282          13,724          13,420
Long-term debt, current
  portion.......................          201              387              486             312             146
Total current liabilities.......        2,699            2,664            2,991           2,505           2,275
Long-term debt, excluding
  current portion...............        2,288            2,564            2,222           2,618           3,133
Total shareholders' equity......        4,815            3,989            4,242           3,731           3,180

---------------
(1) All per share data has been adjusted for two-for-one stock split distributed December 21, 1995.
(2) For the nine-month periods ended September 27, 1996 and September 29, 1995, Parent changed its financial presentation to exclude non-transportation activities from operating revenue, operating expense, and operating income.

     10. SOURCE AND AMOUNT OF FUNDS. Purchaser estimates that the total amount of funds required to purchase Shares pursuant to the Offers, to pay the cash portion of the consideration in the Merger and to pay all related costs and expenses will be approximately $4.1 billion (of which approximately $2.0 billion was paid in connection with the First Offer). See "Fees and Expenses" in Section 17.

     Purchaser plans to obtain the necessary funds through capital contributions or advances made by Parent. Parent plans to obtain the funds for such capital contributions or advances from its available cash and working capital, and either through the issuance of long- or short-term debt securities (including, without limitation, commercial paper notes) or under the Facility, as defined and described below.

     Parent's commercial paper program involves the private placement of unsecured, commercial paper notes with varying maturities of up to 270 days. The commercial paper issuances generally have an effective interest rate approximating the then market rate of interest for commercial paper of similar rating. Currently the weighted average interest rate for commercial paper outstanding is approximately 5.65%. Parent may refinance any commercial paper borrowings used to finance the purchase of Shares pursuant to the Second Offer through private placements of additional commercial paper, borrowings under the Facility or, depending on market or business conditions, through such other financing as Parent may deem appropriate.

     To finance payment of the First Offer, Parent issued and sold commercial paper, supported by the Credit Agreement described below. Funds obtained through such issuance and sale were then contributed by Parent to Purchaser.

     Credit Agreement. In connection with the Offers and the Merger, Parent has entered into a Revolving Credit and Competitive Advance Facility, dated as of November 15, 1996 (the "Credit Agreement"), with Bank of America National Trust and Savings Association and NationsBank, N.A., as Co-Syndication Agents,

The Bank of Nova Scotia, as Documentation Agent, The Chase Manhattan Bank, as Administrative Agent (the "Administrative Agent"), and the other lenders party thereto (collectively, the "Lenders"). Under the terms of the Credit Agreement, the Lenders have agreed to provide a revolving credit and competitive advance facility in an aggregate principal amount of $4,800,000,000 (the "Facility"). $800,000,000 of the Facility became available to Parent on November 15, 1996 (the "Effectiveness Date") and the remainder became available upon the satisfaction of the Initial Tender Offer Condition (as defined in the Credit Agreement). The Facility includes a $50,000,000 letter of credit subfacility. Proceeds of the Facility will be used to finance the purchase of Shares pursuant to one or more all-cash tender offers, exercise of the Company Stock Option or otherwise and the Merger, to replace previously existing credit facilities used for commercial paper backup and, following the Merger, to provide working capital and for other general corporate purposes.

     Under the Facility, two borrowing options are available: (i) a competitive advance option (the "CAF"), which is provided on an uncommitted competitive advance basis through a competitive bid auction mechanism, and (ii) a revolving credit option (the "Revolving Credit"), which is provided on a committed basis. Under each option, amounts borrowed and repaid may be reborrowed subject to availability under the Facility. Up to the full amount of the remaining commitments may be borrowed under either of the two borrowing options, so long as the Aggregate Outstanding Extensions of Credit (as defined in the Credit Agreement) do not exceed the amount of the Facility at any time. Each borrowing will be conditioned upon the delivery of a borrowing notice, the accuracy of representations and warranties and the absence of defaults and, from and after the satisfaction of the Initial Tender Offer Condition, the absence of pending litigation or administrative proceedings or other legal or regulatory developments related to the Acquisition (as defined in the Credit Agreement) that, in the reasonable judgment of at least three of the Agents (as defined in the Credit Agreement), would be reasonably likely to prohibit the Acquisition (as defined in the Credit Agreement) or to result in a material adverse effect, excluding litigation, administrative proceedings of regulatory developments related to STB approval of the Acquisition.

     In addition to the borrowing options described above, Parent may request the issuance of letters of credit under the Facility up to an aggregate face amount of $50,000,000, provided that Aggregate Outstanding Extensions of Credit do not exceed the amount of the Facility at any time. If a drawing is made under a letter of credit, Parent shall reimburse the Administrative Agent, provided that, subject to the satisfaction of the borrowing conditions described above, Parent may finance such reimbursement with a borrowing under the Facility.

     Under the Facility, interest rates for outstanding loans are determined as follows: (i) interest rates for the CAF are obtained from bids selected by Parent and (ii) interest rates for the Revolving Credit will be based upon either LIBOR or an alternate base rate ("ABR") that will be the higher of The Chase Manhattan Bank's prime rate and the federal funds effective rate plus 1/2 of 1%, as selected by Parent. No spread will be charged on ABR loans. The interest rate applicable to each LIBOR loan will be equal to LIBOR for the interest period applicable to such loan plus a margin, ranging from 14.0 to 35.0 basis points per annum, determined based upon Parent's credit rating at the time.

     Under the Facility, interest periods for outstanding loans are determined as follows: (i) interest periods for the CAF will be determined per market availability, with fixed-rate auction advances being for periods ranging from seven to 360 days and the interest period on LIBOR loans will be either one, two, three or six months, at Parent's option; and (ii) under the Revolving Credit, the interest period on LIBOR loans will be either one, two, three or six months, at Parent's option. Interest will be payable at the end of the relevant interest period, but not less often than quarterly. Interest will be calculated on the basis of the actual number of days elapsed over a 365/366-day year for ABR loans based upon the prime rate and over a 360-day year for all other loans.

     Under the Facility, prepayments of ABR loans will be permitted at any time without penalty. LIBOR Revolving Credit loans may be prepaid in whole or in part at any time, subject to compensation in respect of any redeployment costs if prepayment occurs other than at the end of an interest period. CAF loans may not be prepaid without the applicable Lender's consent.

     In the event Parent decides to abandon the Acquisition or any governmental approval necessary for the Acquisition is denied after exhaustion of all appeals, the Lenders' commitments will be reduced from

$4,800,000,000 to the sum, at such time, of the Aggregate Outstanding Extensions of Credit plus the aggregate face amount of outstanding commercial paper of Parent supported by the Facility plus $1,500,000,000. Additionally, upon any sale or disposition of Shares (other than Shares constituting Unrestricted Margin Stock (as defined in the Credit Agreement)), the commitments will automatically reduce in an amount equal to 100% of the net cash proceeds of such sale or disposition. Parent may opt to reduce the commitments under the Facility by giving notice thereof, provided that the aggregate Facility commitments at any time may in no event be less than the aggregate amount of the Aggregate Outstanding Extensions of Credit at such time.

     The Credit Agreement contains certain representations and warranties regarding, among other things, organization and powers, authority and enforceability, no conflicts, financial information, absence of material adverse change, absence of material litigation, compliance with laws and regulations and agreements, inapplicability of certain laws, taxes, ERISA and absence of material misstatements. In addition, the Credit Agreement contains certain covenants regarding, among other things, maintenance of corporate existence, maintenance of ownership of railroad subsidiaries, maintenance of insurance, payment of taxes, delivery of financial statements and reports, compliance with laws, use of proceeds, and certain limitations on debt, including limitations on indebtedness in excess of $4,000,000,000 for the purchase of Shares, limitations on additional indebtedness at subsidiaries and a limitation on total debt (other than indebtedness incurred to finance the exercise of the Company Stock Option) as a percentage of total capitalization to a maximum of 65% prior to the Merger and 55% at or after the Merger. The Credit Agreement also includes certain covenants regarding limitations on mergers or sales of all or substantially all assets and limitations on liens and sale/leaseback transactions. In addition, sales of Shares constituting Unrestricted Margin Stock must be in exchange for cash or cash equivalents and Parent must maintain such proceeds as cash, cash equivalents or short-term investments except to the extent Parent reduces the commitments under the Facility by an amount equal to such proceeds.

     Events of Default (as defined in the Credit Agreement) include material breaches of representations or warranties, failure to pay principal or interest, breach of covenants, cross acceleration, material judgments and bankruptcy, subject to customary notice and cure periods. Upon the occurrence of an Event of Default, the Majority Lenders (as defined in the Credit Agreement) can cause the Administrative Agent to terminate the commitments and declare all outstanding loans immediately due and payable. If a bankruptcy Event of Default occurs, the commitments will terminate automatically and the loans will become due and payable immediately without any action by the Administrative Agent or the Lenders.

     In connection with the Facility, Parent has agreed to pay the Agents certain fees, to reimburse the Agents for certain expenses and to provide certain indemnities as is customary for a credit facility of this type. A facility fee will be payable to each Lender based upon the aggregate amount of such Lender's commitment, at a rate ranging from 6.0 to 15.0 basis points per annum, depending upon Parent's credit ratings.

     It is anticipated that the indebtedness incurred by Parent in connection with the transactions contemplated by the Merger Agreement will be repaid from funds generated internally by Parent and its subsidiaries (including, after the Merger, if consummated, dividends paid by the Surviving Corporation and its subsidiaries), through additional borrowings, through application of proceeds of dispositions or through a combination of two or more such sources. No final decisions have been made concerning the method Parent will employ to repay such indebtedness. Such decisions, when made, will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

     11. BACKGROUND OF THE SECOND OFFER; CONTACTS WITH THE COMPANY. In the ordinary course of Parent's long-term strategic review process, Parent and its subsidiaries routinely analyze potential combinations with various railroad companies. In recent years, Parent has placed particular emphasis on studies of the Company, considering it to be an ideal candidate for such a combination.

     From time to time since August 1994, Parent has conveyed to senior managers of the Company Parent's continuing interest in discussing a business combination and Parent's views as to the desirability of such a transaction. These contacts by Parent led to a discussion in July 1996 between David M. LeVan, Chairman,

President and Chief Executive Officer of the Company, and John W. Snow, Chairman, President and Chief Executive Officer of Parent, generally regarding the consolidation in the railroad industry and the regulatory environment with respect to such consolidation. Following such discussion, each of the parties independently analyzed its strategic opportunities, including potential business combination transactions. Shortly following preliminary discussions between Mr. Snow and Mr. LeVan, on October 6, 1996, Mr. Snow and Mr. LeVan met to discuss the possibility for and the terms of a business combination between Parent and the Company. Following that meeting, senior management of both companies, together with their financial and legal advisors, independently undertook to examine a possible transaction and to conduct detailed business reviews. On October 8, 1996, Parent and the Company entered into a confidentiality agreement in connection with their discussions. Such discussions led to the negotiation of the Merger Agreement and the Option Agreements, which were executed on October 14, 1996.

     On October 16, 1996, Parent, through Purchaser, commenced the First Offer at a price of $92.50 per Share in cash.

     On October 23, 1996, Norfolk Southern Corporation ("NSC") announced its intention to commence, and on October 24, 1996 NSC commenced, a tender offer for the Company (the "Hostile Offer"). The Hostile Offer was subject to numerous conditions, including the termination of the Merger Agreement and the redemption, invalidity or other inapplicability of the Rights. NSC also has commenced litigation relating to the transactions contemplated by the Merger Agreement and the Hostile Offer.

     On October 23, 1996, Parent issued the following press release in response to the announcement of the Hostile Offer:

     NEWS

          CSX Dismisses Norfolk Southern's Announcement as a 'Confusing Non-Bid'

          RICHMOND, Va., Oct. 23 /PRNewswire/ -- In response to the Norfolk Southern (NYSE: NSC) (NSC) announcement of its hostile tender offer for Conrail, CSX (NYSE: CSX) issued the following statement:

          "Norfolk Southern's hostile offer comes as no surprise. It simply does not provide the same long-term value as the strategic CSX-Conrail partnership, which offers Conrail shareholders tax-free equity and the substantial upside potential that only comes from the benefits derived from the merger of CSX and Conrail.

          "Furthermore, Norfolk Southern's highly conditional non-bid would inevitably face serious delay and could not in any event be consummated without the approval of the Conrail board. Specifically, the provisions of the CSX-Conrail merger agreement effectively preclude the Conrail board of directors' approval of any competing offers prior to mid-April 1997. In contrast, the CSX cash tender offer would close in November 1996. The certain delays involved in the Norfolk Southern non-bid severely and negatively impact the present value of its proposal. Using a customary discount rate of 2 percent per month, the Norfolk Southern non-bid is worth less than $90 per Conrail share, far less than Norfolk Southern would have Conrail shareholders believe.

          "The fact is that the merger of CSX and Conrail will result in service, efficiency and competitive benefits that cannot be achieved by any combination of the Norfolk Southern and Conrail systems.

          "By every measure, the CSX-Conrail merger is superior in economic, operational and public policy terms to the Norfolk Southern non-bid."

     Thereafter, during the weekend of November 2 through November 3, 1996, representatives of Parent and NSC met to discuss matters related to the possible sale of certain of the Company's assets.

     On November 3, 1996, Parent issued the following press release:

     FOR IMMEDIATE RELEASE:

                    CSX Confirms Talks with Norfolk Southern

          Richmond, Va.  -- Nov. 3, 1996 -- CSX Corporation (CSX) (NYSE:
     CSX) today released the following statement:

          "CSX Corporation today announced that, at the initiation of Norfolk Southern Corp. (Norfolk Southern), it is having conversations with Norfolk Southern about a possible sale by the post-merger CSX/Conrail of certain material assets. CSX has advised Conrail Inc. of such conversations. No agreements have been reached and there can be no assurance that any agreements will be reached. Under the terms of the CSX/Conrail merger agreement, mutual agreement between CSX and Conrail would be required for an agreement of the type discussed."

     No agreements were reached as a result of the conversations held between Parent and NSC during the November 2 weekend.

     Following the announcement by NSC of the Hostile Offer and from time to time thereafter until the execution of the first amendment to the Merger Agreement (the "First Amendment") on November 5, 1996, Parent and the Company held discussions and engaged in negotiations relative to the Merger Agreement (as originally executed on October 14, 1996 (the "Original Merger Agreement")) and the First Amendment.

     On November 5, 1996, Parent and the Company entered into the First Amendment pursuant to which, among other things, the price per Share offered in the First Offer (the "First Offer Price") was increased to $110 per Share.

     On November 6, 1996, Parent and the Company issued the following joint press release announcing execution of the First Amendment:

     FOR IMMEDIATE RELEASE

                     CSX AND CONRAIL AMEND MERGER AGREEMENT

     CSX Raises Cash Portion of its Agreement with Conrail to $110 per Conrail Share

     Conrail Board Unanimously Approves CSX Amended Offer

     Conrail Board Unanimously Rejects Norfolk Southern's Offer

          Richmond, Va. and Philadelphia, Pa. -- Nov. 6, 1996 -- CSX Corporation [NYSE: CSX] and Conrail Inc. [NYSE: CRR] today announced that they have amended the terms of their merger agreement. Under the revised terms, CSX has raised the cash portion of its offer to $110 per Conrail share.

          Conrail also announced that its board of directors carefully considered the relative merits of a merger with Norfolk Southern rather than with CSX, and unanimously reaffirmed that a merger with CSX is in Conrail's best interest and is the superior strategic combination for Conrail. The Conrail board determined that a transaction with Norfolk Southern is not in the best interest of Conrail and its constituencies.

          David M. LeVan, chairman, president and chief executive officer of Conrail, said, "Our two companies have now agreed to significantly increase the value to be received by the Conrail shareholders, and Conrail's other constituencies will continue to get tremendous benefits resulting from the CSX merger.

          "On Oct. 14, 1996, the Conrail board unanimously approved a merger of equals with CSX to create one of the world's leading transportation and logistics companies," Mr. LeVan continued.

     "That transaction provided value to our shareholders at the high-end of what has been paid in other railroad mergers, and it clearly was and is in the best interests of Conrail and its constituencies. Before approving that merger, we carefully considered the relative merits of a merger with Norfolk Southern rather than with CSX, and we unanimously determined that a merger with CSX was in Conrail's best interest and was the superior strategic combination for Conrail. In making that decision we were fully aware that Norfolk Southern had expressed an interest in acquiring Conrail. We have now reaffirmed that decision."

          John W. Snow, CSX chairman, president and chief executive officer, said, "Our decision to increase the cash portion of the offer not only reflects CSX's commitment to completing the transaction, but also accounts for the increased value we have determined will be realized through the merger. Further analysis by our management team, working with its counterpart at Conrail, has identified at least $730 million in synergies and cost savings, $180 million more than originally anticipated.

          "Following the combination of our two companies, we expect immediate net traffic benefits of about $165 million and cost savings totaling approximately $565 million," continued Mr. Snow.
     "Importantly, we will realize these benefits rapidly by working closely together. This is especially significant since Conrail shareholders who receive CSX shares as consideration for their shares, will benefit from what we expect will be a substantial increase in the value of those shares.

          "Furthermore, it is apparent that the merger between CSX and Conrail will produce significant public policy benefits. The service and pricing advantages we will offer shippers will reduce truck traffic along the now congested interstate corridors throughout the region. We also will be able to provide a safer, more reliable operating environment for passenger services. Only the CSX/Conrail combination offers so many significant benefits to customers and the greater public," Mr. Snow added.

          "The hostile Norfolk Southern bid is burdened with a series of significant conditions. Given all the obstacles in the path of Norfolk Southern's bid, Conrail shareholders would have to wait a prolonged amount of time to receive payment for their shares. Meanwhile, the CSX/Conrail combination offers an immediate opportunity to move forward together creating real, substantive value for both Conrail and CSX shareholders.

          "The merger of CSX and Conrail is driven by a compelling logic. Together, CSX and Conrail will create the leading global freight transportation and logistics management company and provide dramatically improved rail service to our customers east of the Mississippi. Shippers and receivers throughout the region will benefit from significantly enhanced competition, much better service and more competitive pricing. Our combined railroad will grow significantly and operate with maximum efficiency," Mr. Snow said.

          "Clearly, the combination of CSX and Conrail provides the best overall package of benefits to our constituencies, including customers, the communities we serve, and the public-at-large. We welcome the strong support of the Conrail board of directors and look forward to a bright future as our new company moves full speed into the 21st Century," concluded Mr. Snow.

          The significant amendments to the CSX/Conrail merger agreement include:

          - The increase of the cash portion of the transaction to $110 per Conrail share. The structure of the proposed merger will remain the same: 40 percent of the fully diluted shares of Conrail's common stock and ESOP preferred stock will be acquired at the new price and the remaining 60 percent will be exchanged for CSX stock at the originally agreed-upon exchange ratio of 1.85619 CSX shares for each Conrail share;

          - An extension by three months of the period of time during which the Conrail board of directors cannot withdraw its support of the merger agreement or agree to any competing transaction. As now extended, such provisions will run until July 12, 1997; and

          - Neither party will engage in discussions or enter into any agreement with other railroad companies (including Norfolk Southern) relating to trackage rights or other concessions without the participation and agreement of the other party.

          Additionally, the Conrail Shareholders Meeting scheduled for Nov. 14 has been canceled. The record date for a new shareholders meeting has been set at Dec. 5, 1996, and the shareholder meeting is expected to be held in mid-December.

          CSX's tender offer of $110 per Conrail share is for an aggregate of about 17.9 million shares of Conrail common stock and ESOP preferred stock, or approximately 19.9 percent of the Conrail outstanding voting stock. The offer is subject to certain customary conditions.

          Under the terms of the CSX offer, as amended, the tender offer's expiration date and withdrawal and proration rights are extended until Midnight EST, Nov. 20, 1996. As of the close of business on Nov. 5, 1996, 56,634 Conrail shares had been tendered pursuant to the CSX offer.

          CSX Corporation, headquartered in Richmond, Va., is an international transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge and contract logistics management services.

          Conrail, with corporate headquarters in Philadelphia, Pa., operates an 11,000-mile rail freight network in 12 northeastern and midwestern states, the District of Columbia, and the Province of Quebec.

          Attached is a fact sheet on the CSX/Conrail merger of equals, and additional information regarding this announcement can be found on the companies' Web sites on the Internet. CSX's home page can be reached at http://www.CSX.com. Conrail's home page can be reached at http://www.CONRAIL.com.

                FAST FACTS REGARDING THE CSX/CONRAIL MERGER

          - The proposed CSX/CRR merger of equals will create a powerful strategic alliance, the leading transportation company in the world with more than $14 billion in revenue and operations serving more than 80 countries around the globe.

          - In addition to the railroad, the new company will include the nation's largest container-shipping (Sea-Land Services) and barging (American Commercial Barge Line) companies, its only full-service, coast-to-coast intermodal company (CSX Intermodal) and one of the foremost contract logistics management companies (Customized Transportation Services) in the world.

          - For employees and the communities within which they work and live, the CSX/CRR merger of equals offers the combination of companies with complementary business mixes, common corporation strategies and compatible corporate cultures.

          - CSX/CRR has agreed to locating the corporate headquarters of the new company in Philadelphia; to leaving the operating headquarters of the CSXT and Conrail rail companies in Jacksonville and Philadelphia for the foreseeable future; to a board comprised of an equal number of directors from each company; and to a defined succession plan that insures the management and employees, shareholders, customers and communities served by both companies will have powerful roles and strong voices in the future of the company.

          - For shareholders, the CSX/CRR merger of equals offers ownership of an international transportation company with the scale and efficiency at home and abroad to compete effectively and generate attractive returns well into the 21st Century.

          - For customers, the CSX/CRR combination provides a 29,000 route mile rail system that would span 22 states and offer vastly improved service to virtually all major markets east of the Mississippi. Such a system will provide the highest quality service to customers as a result of faster, more reliable service, shorter routes, an improved cost structure, better equipment supply and utilization and more single-line service.

          - The proposed CSX/CRR merger of equals allows realization of public policy benefits that cannot be accomplished through any other combination.

          - More passenger trains will use the combined CSX/CRR rail system than any other in the United States. These include not only Amtrak's, but also those operated by commuter services in Boston, New York, Philadelphia, Baltimore and Washington. Freight and passenger trains currently share the same tracks in these areas. Improved coordination, scheduling and operation of freight and passenger services will reduce delays and improve safety and service for passengers. Similar options may exist in other parts of the combined system in the future as hard-pressed urban planners increasingly turn to rail transportation to relieve highway congestion, save scarce public resources and improve air quality.

          - The proposed CSX/CRR merger of equals offers improved rail competition to Northeast and Midwest markets and an opportunity to improve the social and economic benefits of the entire transportation infrastructure of the region through increased, more effective competition with the trucking industry and through additional intermodal cooperation.

     On November 8, 1996, NSC publicly announced an increase in the price offered in the Hostile Offer.

     On November 13, 1996, Parent and the Company issued the following joint press release stating that CSX has had, and continues to have, discussions with the Company relating to an increase in the value of the consideration payable upon consummation of the Merger:

     FOR IMMEDIATE RELEASE

             CONRAIL BOARD ADVISES SHAREHOLDERS NOT TO TENDER
                 TO REVISED NORFOLK SOUTHERN TENDER OFFER;
            CSX AND CONRAIL REAFFIRM COMMITMENT TO THEIR MERGER

          Richmond, Va. and Philadelphia, Pa., Nov. 13, 1996 -- Conrail Inc. (NYSE: CRR) announced today that its board of directors recommends that shareholders not tender their shares pursuant to the revised Norfolk Southern tender offer. Shares tendered to the Norfolk Southern offer, which expires on Nov. 22, cannot be accepted for payment under the terms of that offer. Conrail's board said that shareholders who desire to receive cash now for a portion of their shares should tender to the offer of CSX Corporation (CSX) (NYSE:
     CSX), which expires Nov. 20.

          Conrail again reaffirmed that a merger with CSX is in Conrail's best interest and is the superior strategic combination for Conrail. Both CSX and Conrail stated that they continue to be fully committed to their merger.

          CSX and Conrail stated that they have been having, and continue to have, discussions relating to an increase in the value of the consideration payable upon consummation of the CSX-Conrail merger. There can be no assurance as to when or if any such modifications will be made.

          CSX, headquartered in Richmond, Va., is an international transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge and contract logistics management services.

          Conrail, with corporate headquarters in Philadelphia, Pa., operates an 11,000-mile rail freight network in 12 northeastern and midwestern states, the District of Columbia, and the Province of Quebec.

          CSX's home page can be reached at http://www.CSX.com. Conrail's home page can be reached at http://www.CONRAIL.com.

     On November 19, 1996, following a two-day hearing, the United States District Court for the Eastern District of Pennsylvania denied NSC's motion for a preliminary injunction relating to the First Offer. On November 20, 1996, the United States Court of Appeals for the Third Circuit rejected NSC's application for an injunction relating to the First Offer pending an appeal by NSC of the November 19, 1996 decision.

     At 12:00 midnight on November 20, 1996, the First Offer expired in accordance with its terms. In connection therewith, Purchaser accepted for payment 17,860,124 Shares at a price of $110 per Share, representing approximately 19.9% of the voting Shares outstanding as of October 10, 1996 and a proration factor of approximately 23.45% for all Shares tendered pursuant to the First Offer.

     12. PURPOSE OF THE SECOND OFFER AND THE MERGER; PLANS FOR THE COMPANY. The purpose of the Second Offer is for Parent, through Purchaser, to increase its equity interest in the Company as the second step in consummating a business combination between Parent and the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offers and thereby accomplish a business combination transaction.

     Parent has held discussions and, together with the Company, may initiate future discussions with other Class 1 railroads (including NSC) to address regulatory requirements and other competition issues arising from the Merger. Such discussions may lead to various concessions, such as the grant of trackage rights or other dispositions of assets, by the post-merger combined company. Under the Merger Agreement, Parent and the Company have agreed that all such discussions will be conducted jointly. See Section 13.

     Upon consummation of the Merger, Parent intends to continue to review the combined company and its assets, businesses, operations, properties, policies, corporate structure, capitalization and management and consider if any changes would be desirable in light of the circumstances then existing. Upon consummation of the Merger, Parent also intends to continue to identify synergies and cost savings, including its freight traffic arrangements with the Company.

     Based upon discussions with the Company, Parent believes that total quantifiable benefits from the Merger will be approximately $730 million annually, based on the realization of cost savings (totaling approximately $565 million) from operating efficiencies, facility consolidations, overhead rationalization and other activities, and new traffic volumes (totaling approximately $165 million) earned by enhanced service. Parent intends that the combined company will make investments to support revenue growth, and will create a streamlined organization that incorporates the best of Parent's and the Company's organizations, while combining facilities and realizing economies of scale. Parent expects that there will be some job losses as a result of consolidations and the elimination of redundancies, but that these will be offset substantially over time by new employment opportunities resulting from growth of the business. Parent has not yet developed specific plans to implement the foregoing. THE FOREGOING ESTIMATES OF COST SAVINGS AND SYNERGIES ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF PARENT. THERE CAN BE NO ASSURANCE THAT THEY WILL BE ACHIEVED AND ACTUAL SAVINGS AND SYNERGIES MAY VARY MATERIALLY FROM THOSE ESTIMATED. THE INCLUSION OF SUCH ESTIMATES HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, PURCHASER OR ANY OTHER PARTY CONSIDERS SUCH ESTIMATES AN ACCURATE PREDICTION OF FUTURE EVENTS.

     The Merger Agreement provides that, following the consummation of the Merger, Parent and the Company shall cause the corporate headquarters of Parent to be located in Philadelphia, Pennsylvania. Except as noted in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that relate to or would result in (a) an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, (b) any changes in the Company's present board of directors or management, (c) any material change in the Company's present capitalization, corporate structure or business, (d) causing a class of the Company's securities to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, or (e) a class of the Company's securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

     13. MERGER AGREEMENT; OTHER AGREEMENTS.

MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE. TERMS NOT OTHERWISE DEFINED HEREIN OR IN THE FOLLOWING SUMMARY SHALL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT.

     The First Offer. The First Offer was commenced by Purchaser pursuant to the Merger Agreement that provides that, on the terms and subject to the prior satisfaction or waiver of the conditions to the First Offer, Purchaser will purchase all Shares validly tendered pursuant to the First Offer as soon as practicable after the later of the satisfaction of the conditions of the First Offer and the expiration of the First Offer, except that Purchaser will not purchase the Shares until after calculation of proration. The Merger Agreement provides that, without the written consent of the Company, Purchaser will not decrease the First Offer Price, decrease the number of Shares sought in the First Offer, change the form of consideration to be paid pursuant to the First Offer, impose additional conditions to the First Offer or amend any other term or any condition of the First Offer in any manner adverse to the holders of Shares, except that, if on the initially scheduled expiration date of the First Offer (as it may be extended in accordance with the terms of the Merger Agreement), all conditions to the First Offer are not satisfied or waived, the First Offer may be extended from time to time without the consent of the Company for a time reasonably expected to be necessary to satisfy the unsatisfied conditions. The Company, Parent and Purchaser have agreed that no waiver by Purchaser of any of the conditions to the First Offer will be deemed adverse to the holders of Shares, except that Purchaser may not waive the minimum number of Shares condition (the "Minimum Condition") without the Company's consent. If all conditions to the First Offer are satisfied as of the expiration date for the First Offer except for the Minimum Condition, Purchaser will extend the First Offer from time to time until 270 days after the date of the Merger Agreement or, if earlier, such time as the Minimum Condition is satisfied or validly waived under the Merger Agreement. In addition, the Merger Agreement provides that, without the Company's consent, the First Offer Price may be increased and the First Offer may be extended to the extent required by law in connection with the increase.

     Upon expiration of the First Offer and the consummation thereof, Purchaser purchased 17,860,124 Shares, which were deposited into the Voting Trust upon purchase.

     The Second Offer. The Merger Agreement provides that, at any time following seven business days after consummation of the First Offer, if Parent and its subsidiaries do not already own at such time 40% or more of the Shares outstanding as of the date of the Original Merger Agreement on a fully diluted basis (excluding Shares that would be outstanding upon exercise of the Company Stock Option), Parent may, and at the written request of the Company is required to, commence the Second Offer to purchase up to that number of Shares which, when added to the aggregate number of Shares then beneficially owned by Parent (other than pursuant to the Company Option Agreement) equals 40% of such outstanding Shares, at a price of not less than $110 and on other terms no less favorable to shareholders of the Company than the First Offer, provided that Parent will not be required to consummate the Second Offer until after the Pennsylvania Control Transaction Law is inapplicable to the Company.

     The Second Offer was commenced on December 6, 1996.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof and in accordance with the Pennsylvania Law, at the Effective Time, the Company will be merged with and into Purchaser, the separate corporate existence of the Company will cease, and Purchaser will be the Surviving Corporation in the Merger and will continue to be governed by the laws of the State of Pennsylvania. Pursuant to the Merger, the Articles of Incorporation of Purchaser will be the Articles of Incorporation of the Surviving Corporation until thereafter amended (except that the Articles of Incorporation of the Surviving Corporation will provide that the Surviving Corporation will be named "Conrail Inc."), and the By-laws of Purchaser will be the By-laws of the Surviving Corporation until thereafter amended. The Merger will have the effects set forth in the Pennsylvania Law.

     Conversion of Shares. The Merger Agreement provides that as of the Effective Time, each issued and outstanding Share (other than Shares owned by the Company as treasury stock and Shares owned by Parent, the Company or any of their respective subsidiaries, which will be cancelled and retired) will be converted into the right to receive either (i) $110 (the "Per Share Cash Consideration") without interest, (ii) shares of Parent Common Stock or (iii) a combination of the foregoing. Pursuant to the Merger Agreement, each of the issued and outstanding shares of common stock, par value $1.00 per share, of Purchaser will be converted at the Effective Time into a fully paid and non-assessable share of common stock of the Surviving Corporation.

     Unless, prior to the Effective Time, at least 40% of the outstanding Shares on a fully diluted basis have been purchased by Purchaser (other than upon exercise of the Company Stock Option), in which case each Share will be converted into 1.85619 shares of Parent Common Stock as provided in the second succeeding paragraph, each holder of Shares, as more fully set forth in the Merger Agreement (other than holders of Shares to be cancelled) will have the right to submit a request (an "Election") specifying the number of Shares that the holder desires to have converted into 1.85619 shares of Parent Common Stock per Share in the Merger (a "Stock Election") and the number of Shares that the holder desires to have converted into the right to receive the Per Share Cash Consideration in the Merger (a "Cash Election").

     The aggregate number of Shares to be converted into Parent Common Stock will be equal as nearly as practicable to 60% of all outstanding Shares on a fully diluted basis; and the number of Shares to be converted into the right to receive the Per Share Cash Consideration, together with the Shares acquired by Purchaser pursuant to the Offers or otherwise (other than upon exercise of the Company Stock Option) (the "Tendered Shares"), will be equal as nearly as practicable to 40% of all such outstanding Shares.

     If Stock Elections are received for a number of Shares that is 60% or less of such outstanding Shares, each Share covered by a Stock Election will be converted in the Merger into 1.85619 shares of Parent Common Stock (the "Conversion Ratio"). If, between the date of the Merger Agreement and the Effective Time, the issued and outstanding shares of Parent Common Stock have been changed into a different number of shares or a different class of shares due to a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification or other similar transaction with a record date within such period, the Conversion Ratio will be appropriately adjusted.

     If Stock Elections are received for more than 60% of the outstanding Shares on a fully diluted basis, each Share as to which an Election is not in effect (or deemed not to be in effect pursuant to the Merger Agreement) on the last day on which an Election may be made under the Merger Agreement (other than Tendered Shares) (a "Non-Electing Share"), and each Share for which a Cash Election has been received, will be converted into the right to receive the Per Share Cash Consideration in the Merger, and Shares for which Stock Elections have been received will be converted into Parent Common Stock and the right to receive the Per Share Cash Consideration in the following manner:

          (1) There will be distributed with respect to such Shares a number of shares of Parent Common Stock equal to the Conversion Ratio with respect to a fraction of such Shares, the numerator of which fraction will be 60% of such number of outstanding Shares and the denominator of which will be the aggregate number of Shares covered by Stock Elections; and

          (2) Such Shares not fully converted into the right to receive Parent Common Stock as set forth in clause (1) above will be converted in the Merger into the right to receive the Per Share Cash Consideration for each Share so converted.

     If the number of Tendered Shares and Shares for which Cash Elections are received in the aggregate is 40% or less of the outstanding Shares on a fully diluted basis, each Share covered by a Cash Election will be converted in the Merger into the right to receive the Per Share Cash Consideration.

     If the number of Tendered Shares and Shares for which Cash Elections are received in the aggregate is more than 40% of the outstanding Shares on a fully diluted basis, each Non-Electing Share and each Share for which a Stock Election has been received will be converted in the Merger into a number of shares of Parent Common Stock equal to the Conversion Ratio, and the Shares for which Cash Elections have been received will be converted into the right to receive the Per Share Cash Consideration and Parent Common Stock in the following manner:

          (1) There will be distributed with respect to such Shares the Per Share Cash Consideration with respect to a fraction of such Shares, the numerator of which fraction will be 40% of such number of outstanding Shares minus the number of Tendered Shares and the denominator of which will be the aggregate number of Shares covered by Cash Elections; and

          (2) Such Shares not fully converted into the right to receive the Cash Consideration as set forth in clause (1) above will be converted in the Merger into the right to receive a number of shares of Parent Common Stock equal to the Conversion Ratio for each Share so converted.

     The Merger Agreement provides that if Stock Elections are not received for more than 60% of the outstanding Shares on a fully diluted basis, or if the number of Tendered Shares and Shares for which Cash Elections are received together is not more than 40% of such outstanding Shares, there will be distributed with respect to each Non-Electing Share the Per Share Cash Consideration with respect to a fraction of such Non-Electing Share, where such fraction is calculated in a manner that will result in the sum of (i) the number of Shares converted into cash pursuant to this paragraph, (ii) the number of Shares for which Cash Elections have been received and (iii) the number of Shares purchased pursuant to the Offers being as close as practicable to 40% of the outstanding Shares. Each Non-Electing Share not converted into the right to receive the Per Share Cash Consideration as set forth in the preceding sentence will be converted in the Merger into the right to receive a number of Shares of Parent Common Stock equal to the Conversion Ratio for each Non-Electing Share so converted.

     In lieu of any fractional share of Parent Common Stock, Parent will pay to each former shareholder of the Company who otherwise would be entitled to receive such a fractional share an amount in cash equal to (i) the average closing sales price of a share of Parent Common Stock as reported on the NYSE Composite Tape, calculated in the manner set forth in the Merger Agreement, on the date on which the Effective Time occurs times (ii) the fractional interest in a share of Parent Common Stock to which such holder would otherwise be entitled.

     For purposes of this section, "outstanding" Shares means all Shares outstanding immediately prior to the Effective Time on a fully diluted basis (including Common Shares issuable upon conversion of ESOP Preferred Shares), except for Common Shares outstanding or issuable upon exercise of the Company Stock Option.

     Board of Directors; Officers. The Merger Agreement provides that, until their respective resignation or removal or until their respective successors are duly elected and qualified and subject to the terms of the Merger Agreement, from and after the Effective Time the current Chairmen of the Boards of the Company and Parent will serve as members of the Board of Directors of Parent. The Board of Directors of Parent will additionally consist of an even number of outside directors to be agreed upon. Each of the Company and Parent are permitted under the Merger Agreement to designate half of such outside directors. Pursuant to the Merger Agreement, the Company and Parent have also agreed to establish certain committees of the Board of Directors of Parent from and after the Effective Time, and each of the Company and Parent shall have the right to appoint 50% of each committee.

     The Merger Agreement provides that, unless altered by a vote of 75% of the directors of Parent after the Effective Time, during the two-year period after the Effective Time the current Chairman and Chief Executive Officer of Parent will be Chairman and Chief Executive Officer of Parent and the current Chairman and Chief Executive Officer of the Company will be President and Chief Operating Officer of Parent and President and Chief Executive Officer of each of Parent's railroad subsidiaries. Following the two-year period, the current Chairman and Chief Executive Officer of Parent will continue as Chairman of Parent for an additional two-year period and Chairman Emeritus for a one-year period thereafter and the current Chairman and Chief Executive Officer of the Company will be elected to the additional office of Chief Executive Officer of Parent on the second anniversary of the Effective Time, and will succeed as Chairman of Parent at the end of such additional two-year period.

     Shareholders' Meetings. Pursuant to the Merger Agreement, the Company and Parent will prepare and file with the SEC a registration statement on Form S-4 relating to the shares of Parent Common Stock to be issued in the Merger in which a joint proxy statement/prospectus (the "Proxy Statement") will be included as a prospectus, and will use all reasonable efforts to have such registration statement declared effective under the Securities Act as promptly as possible and to have the Proxy Statement mailed as promptly as possible to their respective shareholders. Further, the Company has mailed to its shareholders a definitive proxy statement and has called the Pennsylvania Special Meeting for the purpose of obtaining the Pennsylvania Shareholder Approval to amend the Company Articles to make inapplicable the Pennsylvania Control Transaction Law to the Company, and after any such approval will take all necessary or advisable action to cause such amendment to become effective. As soon as practicable following the date of the Merger Agreement, the Company will call and hold a meeting of its shareholders (the "Company Merger Meeting" and, together with the Pennsylvania Special Meeting, the "Company Shareholders Meetings") for the purpose of obtaining the approval of the shareholders of the Company (the "Company Merger Approval") with respect to the Merger. Subject to the terms of the Merger Agreement described under "-- No Solicitation," the Merger Agreement provides that the Company's obligations pursuant to the foregoing sentence are not affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal (as defined herein) in respect of the Company. The Company has agreed, through its Board of Directors, to recommend to its shareholders the approval and adoption of the Second Offer and the matters to be considered at the Company Shareholders Meetings, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of the Second Offer or such matters and terminated the Merger Agreement in accordance with the provisions of the Merger Agreement described under "-- No Solicitation." Pursuant to the Merger Agreement and subject to the Voting Trust Agreement, Parent will cause all Shares acquired by it or its wholly owned subsidiaries pursuant to the Offers or otherwise to be voted in favor of the matters to be considered at the Company Shareholders Meetings.

     The Merger Agreement requires Parent, as soon as practicable following the date of the Merger Agreement, to duly call and hold a meeting of its shareholders (the "Parent Shareholders Meeting") to obtain the approval of the shareholders of Parent (the "Parent Shareholder Approval") with respect to an amendment of the Parent Articles of Incorporation as described in the Merger Agreement (and after any such approval to take all necessary or advisable action to cause the amendment to become effective) and with respect to the issuance of Parent Common Stock in the Merger for purposes of the rules of the NYSE. As more fully described in the Merger Agreement, the amendment to the Parent Articles of Incorporation to be voted upon at the Parent Shareholders Meeting is intended to increase the number of shares of Purchaser Common Stock authorized under the Parent Articles of Incorporation, to change the name of Parent to a new, neutral name and to effect certain other changes. Subject to the provisions of the Merger Agreement described under "-- No Solicitation," Parent has agreed that its obligations pursuant to the foregoing sentence are not affected by the commencement, public proposal, public disclosure or communication to Parent of any Takeover Proposal in respect of Parent. Parent has agreed, through its Board of Directors, to recommend to its shareholders the approval and adoption of the matters to be considered at the Parent Shareholders Meeting, except to the extent that the Board of Directors of Parent shall have withdrawn or modified its recommendation of such matters and terminated this Agreement in accordance with the provisions of the Merger Agreement described under "-- No Solicitation."

     In the Merger Agreement, Parent and the Company have agreed to use reasonable efforts to hold the Company Merger Meeting and the Parent Shareholders Meeting on the same date as soon as practicable after the date of the Merger Agreement.

     The Merger Agreement provides that the Company will not convene, adjourn or postpone the Pennsylvania Special Meeting without Parent's prior consent, and such consent will not be unreasonably withheld. In the event that the matters to be considered at the Company Merger Meeting or the Parent Shareholders Meeting are not approved at a meeting called for such purpose, from time to time the Company or Parent, as applicable, may, and will at the request of Parent or the Company, as applicable, duly call one or more meetings of shareholders for such purposes. Subject to the foregoing, the Merger Agreement further provides that the Company shall convene any such shareholder meetings as soon as practicable after receipt of any request to do so by Parent (and, in the case of the Pennsylvania Special Meeting, as soon as practicable after December 5,
1996).

     Voting Trust. The parties to the Merger Agreement have agreed that, simultaneously with the purchase of Shares pursuant to the Offers, the Company Stock Option Agreement or otherwise, such Shares will be deposited in the Voting Trust. The Voting Trust may not be modified or amended without the prior written approval of the Company as to voting rights with respect to, or transfer restrictions on, such Shares, or otherwise unless such modification or amendment is not inconsistent with the Merger Agreement and is not adverse to the Company or its shareholders. See "-- Voting Trust Agreement" and Section 16.

     Interim Operations of the Company and Parent. Except as otherwise set forth in the Merger Agreement, Parent and the Company have agreed that, from the date of the Merger Agreement to the Effective Time, each of them will, and will cause their respective subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, will use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees as a group and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Except as contemplated by or as otherwise set forth in the Merger Agreement, without limiting the generality of the foregoing, from the date of the Merger Agreement to the Effective Time, and without the consent of the other except in certain circumstances specified therein, neither the Company nor Parent will, or will permit any of its respective subsidiaries to:

     (a) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of the Company or Parent, as applicable, to its parent, or by a subsidiary that is partially owned by the Company or Parent, as applicable, or any of their respective subsidiaries, provided that the Company or Parent, as applicable, or any such subsidiary receives or is to receive its proportionate share thereof, and other than the regular quarterly dividends of $.475 per share with respect to Common Shares, regular quarterly dividends of $.54125 per share with respect to ESOP Preferred Shares in accordance with their terms and regular quarterly dividends of $.26 per share with respect to Parent Common Stock (plus increases of no more than 20% per year), (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) except in connection with the funding of employee benefit plans, purchase, redeem, retire or otherwise acquire any shares of its capital stock or of any of its subsidiaries that would constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the SEC or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (v) in accordance with the Rights Agreement, or the Rights Agreement, dated as of June 8, 1988 (as amended, the "Parent Rights Agreement"), relating to rights ("Parent Rights") to purchase shares of Junior Participating Preferred Stock Series B, without par value, of Parent,
         (w) the issuance of Shares or Parent Common Stock upon (1) the exercise of the Company Employee Stock Options (as defined herein) or Parent Employee Stock Options (as defined herein), respectively, listed in the disclosure schedules to the Merger Agreement and outstanding on the date of the Merger Agreement, in accordance with their present terms or
         (2) pursuant to a grant existing as of the date of the Merger Agreement or otherwise permitted by the provisions of the Merger Agreement described in this section under any Employee Benefit Plan, (x) the grant or award of Company Employee Stock Options or Parent Employee Stock Options (or the issuance of Shares or Parent Common Stock upon exercise thereof) consistent with past practice in amounts not to exceed, in any 12-month period, 110% of the amount issued in the prior 12-month period, and, in the case of Parent, target bonus awards under Parent's long-term incentive plans consistent with past practice in amounts not to exceed, in any 12-month period, 110% of the amounts of the aggregate target bonus awards issued in the prior 12-month period, (y) the issuance of Shares upon conversion of ESOP Preferred Shares in accordance with their terms and (z) the issuance of Shares or Parent Common Stock pursuant to the Option Agreements);

     (c) in the case of the Company or Parent, adopt, propose or agree to any amendment to its articles of incorporation, by-laws or other comparable organizational documents, except for such amendments as are contemplated hereby, and, in the case of any subsidiary, adopt, propose or agree to any amendment to its certificate of incorporation, by-laws or other comparable organizational documents other than in the ordinary course in a manner which does not have a material adverse effect on the Company or Parent, as applicable;

     (d) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, other than (x) transactions in the ordinary course of business consistent with past practice and (y) transactions involving assets which do not individually or in the aggregate exceed $50,000,000 in any 12-month period;

     (e) make or agree to make any acquisition (other than of inventory) or capital expenditure;

     (f) except in the ordinary course consistent with past practice, make any tax election that could reasonably be expected to have a material adverse effect on the Company or Parent, as applicable or settle or compromise any material income tax liability;

     (g) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities (x) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company or of Parent included in any report, schedule, form, statement or other document (including any exhibits, schedules and documents incorporated by reference) required to be filed with the SEC since January 1, 1995 by the Company or Purchaser, as applicable, (y) incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (z) which do not in the aggregate have a material adverse effect on the Company or Parent, as applicable;

     (h) except in the ordinary course of business or except as would not reasonably be expected to have a material adverse effect on the Company or Parent, as applicable, modify, amend or terminate any material contract or agreement to which the Company or Parent, as applicable, or any of their respective subsidiaries, is a party or waive, release or assign any material rights or claims thereunder;

     (i) make any material change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

     (j) except as required by law or contemplated by the Merger Agreement and except for rail labor agreements negotiated in the ordinary course, enter into, adopt or amend in any material respect or terminate any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of the Company or Purchaser, as the case may be, or of any of their respective wholly owned subsidiaries ("Employee Benefit Plans"), or any other agreement, plan or policy involving the Company or Parent, as applicable, or any of their respective subsidiaries, and one or more of their directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plans, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

     (k) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of the Company or Parent, as applicable, or their respective subsidiaries, or as contemplated hereby or by the terms of any contract the existence of which does not constitute a violation of the Merger Agreement, increase the compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of the Merger Agreement to any such person;

     (l) enter into any agreement containing any provision or covenant (x) limiting in any material respect its ability to compete with any person which would bind the other party to the Merger Agreement or its operations after the Effective Time or (y) granting concessions to any railroad (whether through divestiture of lines or the grant of trackage rights) other than in the ordinary course of business; or

     (m) authorize, or commit or agree to take, any of the foregoing actions.

     The Merger Agreement provides that Parent and the Company will coordinate with one another regarding the declaration and payment of dividends in respect of Parent Common Stock and Shares and the record dates and payment dates relating thereto such that any holder of Shares will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its Shares and/or any shares of Parent Common Stock any such holder receives in exchange therefor pursuant to the Merger.

     Pursuant to the Merger Agreement, except as required by law, the Company and Parent have agreed that they will not, and will not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (1) any of the representations and warranties of such party set forth in the Merger Agreement or the Option Agreements that are qualified as to materiality becoming untrue, (2) any of such representations and warranties that are not so qualified becoming untrue in any material respect, (3) any of the conditions to the consummation of the transactions contemplated by the Merger Agreement not being satisfied or (4) any material impairment or delay of STB approval.

     Third Party Discussions. The Merger Agreement provides that, during the term of the Merger Agreement, neither the Company nor Parent will, nor will it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, participate in any conversations, discussions or negotiations, or enter into any agreement, arrangement or understanding, with any other company engaged in the operation of railroads (including NSC) with respect to the acquisition by any such other company (including NSC) of any securities or assets of the Company and its subsidiaries or Parent and its subsidiaries, or any trackage rights or other concessions relating to the assets or operations of the Company and its subsidiaries or Parent and its subsidiaries, other than with respect to sales, leases, licenses, mortgages or other disposals of assets or properties that are permitted as described in (d) under "-- Interim Operations of the Company and Parent". Notwithstanding the foregoing, however, Parent and the Company will be permitted to engage in conversations, discussions and negotiations with other companies engaged in the operation of railroads (including NSC) to the extent reasonably necessary or reasonably advisable in connection with obtaining regulatory approval of the transactions contemplated by the Merger Agreement in accordance with the terms set forth in the Merger Agreement, and, in each case, so long as (i) a representative of each of the Company and Parent is present at any such conversation, discussion or negotiation, (ii) the general subject matter of any such conversation, discussion or negotiation has been agreed to in advance by the Company and Parent and (iii) the Company, Parent and such other company have previously agreed to appropriate confidentiality arrangements, on terms reasonably acceptable to the Company and Parent (which terms shall in any event permit disclosure to the extent required by law), relating to the existence and subject matter of any such conversation, discussion or negotiation. The provisions of the Merger Agreement described in this paragraph will terminate and be of no further force and effect immediately upon any exercise by Parent or the Company of its rights under the proviso to the first sentence described under "-- No Solicitation," provided that such party exercising such rights has given the other party prior notice with respect thereto.

     No Solicitation. Under the terms of the Merger Agreement, neither the Company nor Parent may, nor may it permit any of its subsidiaries, officers, directors, employees or representatives to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, directly or indirectly, any inquiries or the making of any proposal which constitutes any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the earlier of (x) the consummation of the First Offer and (y) the obtaining of the Company Merger Approval, in the case of the Company, or the Parent Shareholder Approval, in the case of Parent, or after 270 days from the date of the Merger Agreement and prior to the Approval Date (as defined herein), the Board of Directors of the Company or Parent, as applicable, determines in good faith, based on the advice of outside counsel, that it is necessary to do so to avoid a breach of its fiduciary duties under applicable law, the Company or Parent, as applicable, may, in response to a Takeover Proposal which was not solicited by it or which did not otherwise result from a breach of the terms of the Merger Agreement described in this paragraph, and subject to compliance with certain notice provisions of the Merger Agreement, (x) furnish information with respect to it and its subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by the party receiving such Takeover Proposal after consultation with its outside counsel) the benefits of the terms of which, if more favorable to the other party to such confidentiality agreement than those in place with the other party to the Merger Agreement, shall be extended to the other party to the Merger Agreement, and (y) participate in negotiations regarding such Takeover Proposal. For purposes of the Merger Agreement, "Takeover Proposal" in respect of the Company or Parent, as applicable, means any proposal or offer from any person for the acquisition or purchase of more than 50% of the assets of such party and its subsidiaries or more than 50% of the equity securities of such party entitled to vote generally in the election of directors, any tender offer or exchange offer that if consummated would result in any person beneficially owning more than 50% of the equity securities of such party entitled to vote generally in the election of directors, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party, other than the transactions contemplated by the Merger Agreement or the Option Agreements.

     Except as permitted by the Merger Agreement, the Company and Parent have agreed that neither the Board of Directors of the Company or Parent, as applicable, nor any committee thereof will (i) withdraw or modify (or propose publicly to do so), in a manner adverse to the other party, its approval or recommendation of the Second Offer or its adoption and approval of the matters to be considered at the respective shareholders meetings of the Company or Parent, (ii) approve or recommend (or propose publicly to do so), any Takeover Proposal, or (iii) cause the Company or Parent, as applicable, to enter into any agreement (an "Acquisition Agreement") related to a Takeover Proposal. However, the Merger Agreement provides that if at any time following 270 days after the date of the Merger Agreement and prior to the earlier of (a) the time that at least 40% of the outstanding Shares on a fully diluted basis have been deposited in the Voting Trust and (b) the obtaining of Company Merger Approval (in the case of the Company) or Parent Shareholder Approval (in the case of Parent) (such earlier date referred to in clause (a) or (b) being the "Approval Date") there exists a Superior Proposal (as defined herein), and such Board of Directors determines that (x) in the case of the Board of Directors of the Company, there is no substantial probability that Parent will succeed in acquiring 40% of the Shares in the Offers or otherwise (or, if the Pennsylvania Shareholder Approval has not yet been obtained, that there is no substantial probability that the Company Merger Approval will be obtained), in either case due to the existence of such Superior Proposal with respect to the Company or
(y) in the case of the Board of Directors of Parent, there is no substantial probability that the Parent Shareholder Approval will be obtained due to the existence of such Superior Proposal with respect to Parent, the Board of Directors of the Company or Parent, as applicable, may (subject to this and the following sentences) withdraw or modify its approval or recommendation of either Offer, the Merger or the adoption and approval of the matters to be considered at their respective shareholder meetings and approve or recommend such Superior Proposal or terminate the Merger Agreement (and concurrently, if it so chooses, cause the Company or Parent, as applicable, to enter into an Acquisition Agreement with respect to such Superior Proposal), but only after giving notice to the other party as required by the Merger Agreement and described in the following paragraph. As used in the Merger Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting equity securities of the Company or Parent, as the case may be, or all or substantially all the assets of the Company or Parent, as the case may be, and otherwise on terms which the Board of Directors of such party determines in its good faith judgment (x) (based on the written opinion of a nationally recognized financial advisor) to be more favorable from a financial point of view to its shareholders than the Transactions and for which any required financing is then committed and (y) to be more favorable to such party than the Transactions after taking into account all constituencies (including shareholders) and pertinent factors permitted under the Pennsylvania Law or applicable Virginia law.

     In addition to the obligations of the parties set forth in the two immediately preceding paragraphs, the Merger Agreement provides that any party that has received a Takeover Proposal must immediately advise the other orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. Any party that has received a Takeover Proposal is required to keep the other reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

     The Merger Agreement provides that nothing contained in the provisions described in this subsection prohibits Parent or the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders if, in the good faith judgment of its Board of Directors, based on the advice of outside counsel, failure so to disclose would result in a violation of applicable law. However, neither Parent nor the Company nor their respective Board of Directors nor any committee thereof may, except as permitted by the provisions of the Merger Agreement described in the second preceding paragraph, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to either Offer or the matters to be considered at either Company Shareholders Meeting or the Parent Shareholders Meeting, as applicable, or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

     Reasonable Efforts; Regulatory Approval. Each of the parties to the Merger Agreement has agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement and the Option Agreements, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from third parties and Governmental Entities (as defined in the Merger Agreement) and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the defending of any lawsuits or any other legal proceedings challenging the Merger Agreement or the Option Agreements or the consummation of the transactions contemplated thereby, and
(iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement and the Option Agreements.

     Pursuant to the Merger Agreement, each of the parties will make and cause its respective subsidiaries to make all necessary filings, as soon as practicable, including those required with the STB and applicable transportation regulations and laws in order to facilitate prompt consummation of the Offers, the Merger and the other transactions contemplated by the Merger Agreement and by the Option Agreements; will use reasonable efforts to provide such information and communications to Governmental Entities as may be reasonably requested; and will provide to the other party copies of all applications made pursuant to the foregoing, subject to the terms set forth in the Merger Agreement.

     The Company and Parent have agreed, and each has agreed to cause each of its subsidiaries, to take all such actions as are necessary to (i) cooperate with one another to prepare and present to the STB as soon as practicable all filings and other presentations in connection with seeking any STB approval, exemption or other authorization necessary to consummate the transactions contemplated by the Merger Agreement and the Option Agreements, (ii) prosecute such filings and other presentations with diligence, (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any such STB approval by persons not party to the Merger Agreement, and (iv) take all such further action as reasonably may be necessary to obtain a final order or orders of the STB approving such transactions consistent with the Merger Agreement and the Option Agreements.

     Anti-Takeover Laws. The Merger Agreement provides that the Company and Parent will take all action necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes operative with respect to either Offer, the Merger, the Merger Agreement, the Option Agreements or any of the other transactions contemplated by the Merger Agreement or the Option Agreements, and if any state anti-takeover statute or similar statute or regulation becomes so operative, take all action necessary to ensure that each Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Option Agreements may be consummated as promptly as practicable.

     Directors' and Officers' Insurance and Indemnification. Under the Merger Agreement, Parent has agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors or officers of the Company and its subsidiaries, the existence of which does not constitute a breach of the Merger Agreement, will be assumed by the Surviving Corporation in the Merger as of the Effective Time and will survive the Merger and continue in full force and effect in accordance with their terms. The Merger Agreement also provides that, from and after the Effective Time, directors and officers of the Company who become directors or officers of Parent will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of Parent.

     Pursuant to the Merger Agreement, in the event that Parent or any of its successors or assigns consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any person, then proper provision will be made so that the successors and assigns of Parent assume the obligations under the Merger Agreement described in this section.

     The Company and Parent have agreed that, for three years after the Effective Time, Parent is to provide, if available on commercially reasonable terms, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time, including the transactions contemplated by the Merger Agreement, covering each person covered by the Company's officers' and directors' liability insurance policy as of the date of the Merger Agreement, or who becomes so covered before the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement, provided that in satisfying the foregoing obligation Parent is not required to pay premiums in excess of 150% of the amount per annum the Company paid in its last full fiscal year ending prior to the date of the Merger Agreement, and provided further that Parent is nevertheless obligated to provide such coverage as may be obtained for such amount.

     Compensation and Benefits; Stock Options. The Merger Agreement provides that, following the Effective Time, Parent will cause the Surviving Corporation to honor all obligations under employment agreements, employee benefit plans, programs, policies and arrangements of the Company or Parent the existence of which does not constitute a violation of the Merger Agreement in accordance with the terms thereof, and Parent will provide employees of the Company with benefits no less favorable in the aggregate than those provided to similarly situated Parent employees. For two years after the Effective Time, Parent or the Surviving Corporation will provide severance and termination benefits to all non-union employees of the Company and Parent terminated as a result of or in connection with the Merger, which benefits shall be determined consistent with industry standards and taking into account those benefits provided in recent similar transactions in the industry.

     The Merger Agreement also provides that, as soon as practicable following the date thereof, the Board of Directors of the Company (or, if appropriate, any administering committee) will take such action as may be required to (a) adjust the terms of all outstanding employee stock options or other rights ("Company Employee Stock Options") to purchase or receive Shares granted under the Company employee stock plans set forth in the disclosure schedules to the Merger Agreement (the "Company Stock Plans"), whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Employee Stock Option outstanding immediately prior to such time will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Company Employee Stock Option, the same number of shares of Parent Common Stock as the holder of the Company Employee Stock Option would have been entitled to receive pursuant to the Merger had that holder exercised the Company Employee Stock Option in full immediately prior to the Effective Time, at a price per share of Parent Common Stock equal to (A) the aggregate exercise price for the Shares otherwise purchasable pursuant to the Company Employee Stock Option divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to the Company Employee Stock Option (each, as so adjusted, an "Adjusted Option"); except that in the case of any qualified stock option (as defined in the Merger Agreement), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option will be determined in order to comply with Section 424 of the Code; and (b) make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Merger.

     Pursuant to the Merger Agreement, Parent will deliver to the holders of Company Employee Stock Options as soon as practicable after the Effective Time appropriate notices setting forth the holders' rights under the respective Company Stock Plans and the agreements evidencing the grants of the Company Employee Stock Options. The notices will also state that the Company Employee Stock Options and agreements will be assumed by Parent and will continue in effect on the same terms and conditions (subject to the adjustments described in the immediately preceding paragraph). Parent will comply with the terms of the Company Stock Plans and ensure, to the extent required by, and subject to the provisions of, such Company Stock Plans, that the Company Employee Stock Options which qualified as qualified stock options prior to the Effective Time continue to qualify as qualified stock options after the Effective Time.

     Under the Merger Agreement, Parent has agreed to take such actions as are reasonably necessary for the assumption of the Company Stock Plans described in the first paragraph of this section, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated therein. As soon as reasonably practicable after the Effective Time, Parent will prepare and file with the SEC one or more registration statements on Form S-8 or other appropriate form with respect to shares of Parent Common Stock subject to Company Employee Stock Options issued under the Company Stock Plans and will use all reasonable efforts to maintain the effectiveness of a registration statement or registration statements covering the Company Employee Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Company Employee Stock Options remain outstanding. With respect to those individuals, if any, who subsequent to the Effective Time will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent has agreed to use all reasonable efforts to administer the Company Stock Plans assumed pursuant to the Merger Agreement in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Company Stock Plan complied with such rule prior to the Merger.

     Pursuant to the Merger Agreement, a holder of an Adjusted Option may exercise that Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related Company Stock Plan.

     Except as otherwise contemplated by the provisions of the Merger Agreement described in this section or required by the terms of the Company Employee Stock Options, all restrictions or limitations on transfer and vesting with respect to Company Employee Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, will remain in full force and effect with respect to those options after giving effect to the Merger and the assumption by Parent as described above.

     Tax-Free Reorganization. The Merger Agreement provides that neither the Company nor Parent nor any affiliate thereof will take any action that would cause the Merger not to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, its organization, subsidiaries, qualification, authorization, capital structure, public filings, employee benefit plans, defaults, information in the Proxy Statement and other documents filed with the SEC in connection with the Transactions, compliance with laws, consents and approvals, brokers' fees, undisclosed liabilities, shareholder voting requirements and the absence of certain events. In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company with respect to, among other things, organization, subsidiaries, authorization, capital structure, public filings, employee benefit plans, information in the Proxy Statement, compliance with laws, consents and approvals, brokers' fees, undisclosed liabilities, shareholder voting requirements and the absence of certain events.

     Conditions to the Merger. The respective obligations of the Company, on the one hand, and Parent and Purchaser, on the other, to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date (as defined in the Merger Agreement) of the following conditions: (a) each of the Company Merger Approval and the Parent Shareholder Approval shall have been obtained; (b) any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have been terminated or shall have expired; (c) no judgment, order, decree, statute, law, ordinance, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger may be in effect, provided the party asserting this condition shall have used reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered, and there shall not be any Restraint enacted, entered, enforced or promulgated that is reasonably likely to result in a material adverse effect on the Company and Parent on a combined basis; and (d) the shares of Parent Common Stock issuable to the Company's shareholders pursuant to the Merger Agreement and under the Company Stock Plans shall have been approved for listing on the NYSE, subject to official notice of issuance.

     The obligation of Parent to effect the Merger is further subject to satisfaction or waiver of the following conditions: (a) the Company shall not have breached or failed to observe or perform in any material respect any of its covenants or agreements under the Merger Agreement to be performed by it at or prior to the Closing Date (as defined in the Merger Agreement), and the representations and warranties of the Company in the Merger Agreement shall be true and accurate both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on the Company; (b) at any time after the date of the Merger Agreement there will not have occurred any material adverse change relating to the Company; (c) Purchaser shall have purchased the Shares in the First Offer or, if not, Parent and Purchaser shall have obtained sufficient financing, on terms reasonably acceptable to Parent, to enable consummation of the Merger; (d) the STB will have issued a decision (which decision will not have been stayed or enjoined) that (A) constitutes a final order approving, exempting or otherwise authorizing consummation of the Merger and all other material transactions contemplated by the Merger Agreement (or subsequently presented to the STB by agreement of the Company and Parent) as may require such authorization and (B) does not (1) change or disapprove of the consideration to be given in the Merger or other material provisions of Article II of the Merger Agreement or (2) impose on Parent, the Company or any of their respective subsidiaries any other terms or conditions (including, without limitation, labor protective provisions but excluding conditions heretofore imposed by the Interstate Commerce Commission in New York Dock Railway -- Control -- Brooklyn Eastern District, 360 I.C.C. 60 (1979)) that materially and adversely affect the long-term benefits expected to be received by Parent from the transactions contemplated by the Merger Agreement; and (e) all actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger (other than approval of the STB, which is addressed in clause (d) above) will have been obtained, excluding any consent, approval, clearance or confirmation the failure to obtain which would not have a material adverse effect on Parent, the Company or, after the Effective Time, the Surviving Corporation.

     The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions: (a) Parent shall not have breached or failed to observe or perform in any material respect any of its covenants or agreements under the Merger Agreement to be performed by it at or prior to the Closing Date, and the representations and warranties of Parent in the Merger Agreement shall be true and accurate both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Parent;
(b) at any time after the date of the Merger Agreement there will not have occurred any material adverse change relating to Parent; (c) the STB will have issued a decision (which decision will not have been stayed or enjoined) that
(i) constitutes a final order approving, exempting or otherwise authorizing consummation of the Merger and all other material transactions contemplated thereby or subsequently presented to the STB by agreement of Parent and the Company as may require such authorization and (ii) does not change or disapprove of the consideration to be given in the Merger or other material provisions of
Article II of the Merger Agreement.

     Neither Parent nor the Company is permitted under the Merger Agreement to rely on the failure of any condition described in the three immediately preceding paragraphs, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by the Merger Agreement, as required by and subject to the provisions of the Merger Agreement described under "-- Reasonable Efforts; Regulatory Approval."

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Pennsylvania Shareholder Approval, the Company Merger Approval or the Parent Shareholder Approval, only as provided below:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company: (i) if the Merger has not been consummated by December 31, 1998; except that the right to terminate the Merger Agreement pursuant to this provision will not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Merger to be consummated by such time; (ii) if, at a Company Merger Meeting duly convened therefor or at any adjournment or postponement thereof, the Company Merger Approval is not obtained, if such shareholders meeting is held after the earlier of (a) 270 days after the date of the Original Merger Agreement or (b) the purchase of an aggregate of 40% of the fully diluted Shares under the Offers; (iii) if, at a Parent Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, the Parent Shareholder Approval is not obtained, if such shareholders meeting is held after the earlier of (a) 270 days after the date of the Original Merger Agreement or (b) the purchase of an aggregate of 40% of the fully diluted Shares under the Offers; or (iv) if any Governmental Entity has issued a Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement and such Restraint or other action has become final and nonappealable; except that the party seeking to terminate the Merger Agreement pursuant to this clause (iv) must have used all reasonable efforts to prevent the entry of and to remove such Restraint or other action;

          (c) by Parent, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would constitute the failure of the condition to the Merger described in clause (a) of the second paragraph under "-- Conditions to the Merger," and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (as long as Parent is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement and provided that, if such breach is curable through the exercise of the Company's best efforts, the Merger Agreement may not be terminated for so long as the Company is using its best efforts to cure such breach);

          (d) by Parent in accordance with the terms of the Merger Agreement described under "-- No Solicitation," as long as Parent has complied with all such terms, including the notice provisions therein, and as long as Parent complies with applicable requirements of the terms of the Merger Agreement described under "-- Certain Fees and Expenses;"

          (e) by Parent, if (i) the Board of Directors of the Company or, if applicable, any committee thereof, has withdrawn or modified in a manner adverse to Parent its approval or recommendation of either Offer or the Merger or the matters to be considered at the Company Shareholders Meetings or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any Takeover Proposal in respect of the Company or (ii) the Board of Directors of the Company or any committee thereof has resolved to take any of the foregoing actions;

          (f) by Parent, if the Company or any of its officers, directors, employees, representatives or agents take any of the actions that would be proscribed by the terms of the Merger Agreement described under "-- No Solicitation" but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of such section or the second sentence of the second paragraph of such section;

          (g) by the Company, if Parent has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would constitute the failure of a condition to the Merger, as described under "-- Conditions to the Merger," and (B) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (as long as the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement and provided that, if such breach is curable through the exercise of Parent's best efforts, the Merger Agreement may not be terminated pursuant to this provision of the Merger Agreement for so long as Parent is so using its best efforts to cure such breach);

          (h) by the Company in accordance with the provisions of the Merger Agreement described in the second paragraph under "-- No Solicitation," as long as the Company has complied with all such provisions, including the notice provisions therein, and complies with applicable requirements of the provisions of the Merger Agreement described under "-- Certain Fees and Expenses";

          (i) by the Company, if (i) the Board of Directors of Parent or, if applicable, any committee thereof has withdrawn or modified in a manner adverse to the Company its approval or recommendation of the matters to be considered at the Parent Shareholders Meeting, or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any Takeover Proposal in respect of Parent or (ii) the Board of Directors of Parent or any committee thereof has resolved to take any of the foregoing actions; or

          (j) by the Company, if Parent or any of its officers, directors, employees, representatives or agents takes any of the actions that would be proscribed by the terms of the Merger Agreement described under "-- No Solicitation" but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of such section or the second sentence of the second paragraph of such section.

     Certain Fees and Expenses. The Merger Agreement provides that, in the event that (i) a Takeover Proposal in respect of the Company shall have been made known to the Company or any of its subsidiaries or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make such a Takeover Proposal and thereafter the Merger Agreement is terminated by either Parent or the Company pursuant to clauses (i) or (ii) of paragraph (b) under "-- Termination," or (ii) the Merger Agreement is terminated (x) by the Company pursuant toparagraph (h) under "-- Termination," or (y) by Parent pursuant to paragraph (e) under "-- Termination," then the Company is required to promptly, but in no event later than two days after the date of the termination, pay Parent a fee equal to $300 million (the "Termination Fee") (except that no Termination Fee will be payable pursuant to clause (i) of this sentence unless and until within 24 months of such termination the Company or any of its subsidiaries enters into an Acquisition Agreement or consummates a Takeover Proposal). The Company has agreed that, if it fails promptly to pay the amount due pursuant to the foregoing provision, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for such fee, the Company will pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee.

     The Merger Agreement also provides that, in the event that (i) a Takeover Proposal in respect of Parent shall have been made known to Parent or any of its subsidiaries or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make such a Takeover Proposal and thereafter the Merger Agreement is terminated by either Parent or the Company pursuant to clause (i) or (iii) of paragraph (b) under "-- Termination," or (ii) the Merger Agreement is terminated
(x) by Parent pursuant to paragraph (d) under "-- Termination" or (y) by the Company pursuant to paragraph (i) under "-- Termination," Parent is required to promptly, but in no event later than two days after the date of the termination, pay the Company the Termination Fee (except that no Termination Fee shall be payable pursuant to clause (i) of this sentence unless and until within 24 months of such termination Parent or any of its subsidiaries enters into an Acquisition Agreement or consummates a Takeover Proposal). If Parent fails promptly to pay the amount due pursuant to the foregoing provision, and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the fee set forth in the foregoing provision, Parent is required to pay to the Company its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee.

     Parent or Purchaser will pay any sales, transfer or similar tax arising as a result of the consummation of the Transactions and imposed on shareholders of the Company.

     Amendment. The Merger Agreement may be amended by the parties, by an instrument in writing signed on behalf of each party, at any time before or after the Pennsylvania Shareholder Approval, the Company Merger Approval or the Parent Shareholder Approval. However, after any such approval, the Merger Agreement does not permit the parties to make any amendment that by law requires further approval by the shareholders of the Company or Parent without the further approval of such shareholders.

     Registration Rights. Under the terms of the Merger Agreement, the Company or Parent, as applicable (the "issuing party") will, if requested by the other party to the Merger Agreement (the "requesting party") within three years after the termination of the Merger Agreement, as expeditiously as possible prepare and file up to three registration statements under the Securities Act if necessary to permit the sale or other disposition of any or all securities deposited in the Voting Trust, in the case of Parent, or acquired through exercise of the Parent Stock Option Agreement, in the case of the Company, in accordance with the intended method of sale or other disposition stated by the requesting party. The issuing party will also use its best efforts to qualify such securities under applicable state securities laws and will take certain steps to cause any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis. The issuing party will use reasonable efforts to cause each such registration statement to become effective, to obtain any or all required consents or waivers, and to keep such registration statement effective for such period not in excess of 180 calendar days as is reasonably necessary to effect such sale or other disposition. The foregoing obligations of the issuing party may be suspended for certain limited periods if the Board of Directors of the issuing party determines that carrying out such obligations during such periods would require disclosure of nonpublic information that would materially and adversely affect the issuing party. The Merger Agreement provides that if the issuing party effects a registration under the Securities Act of the issuing party's securities for its own account or for any of its shareholders, then with certain exceptions the other party to the Merger Agreement will have the right to participate in such registration without affecting the obligation of the issuing party to effect demand registrations for the requesting party as described above, subject to certain reductions if the managing underwriters of such registration advise the issuing party that the number of securities requested to be included in such offering exceed the number that can be sold.

     Listing. Parent has agreed to use reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger, under the Company Stock Plans and pursuant to the Parent Stock Option Agreement, and the Company has agreed to use reasonable efforts to cause Shares to be issued pursuant to the Company Stock Option Agreement, to be approved for listing on the NYSE prior to the Closing Date.

     Rights Agreements. The Merger Agreement provides that the Board of Directors of the Company will take all further action, if any, reasonably requested in writing by Parent (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to the transactions contemplated by the Merger Agreement and the Company Stock Option Agreement. Except for the foregoing, the Board of Directors of the Company will not amend or take any action with respect to the Rights Agreement, including a redemption of the Rights or any action to facilitate a Takeover Proposal in respect of the Company.

     The Merger Agreement provides that the Board of Directors of Parent will take all further action, if any, reasonably requested in writing by the Company in order to render the Parent Rights inapplicable to the Parent Stock Option Agreement. The Board of Directors of Parent will not otherwise amend or take any action with respect to the Parent Rights Agreement to facilitate a Takeover Proposal in respect of Parent.

DISSENTERS' RIGHTS

     Shareholders who sell shares in the Second Offer will not be entitled to exercise any dissenters' rights with respect to such Shares but, rather, will receive the Second Offer Price.

     Dissenters' rights cannot be exercised at this time. Shareholders who will be entitled to dissenters' rights, if any, in connection with the Merger (or similar business combination) will receive additional information concerning any available dissenters' rights and the procedures to be followed in connection therewith before such shareholders have to take any action relating thereto.

     In accordance with the United States Supreme Court decision, Schwabacher v. United States, 334 U.S. 182 (1948), shareholders of the Company will not have any dissenters' rights in connection with the Merger under state law, unless the STB or a court of competent jurisdiction determines that state-law dissenters' rights are available to holders of Shares. Parent considers it unlikely that the STB or a court will determine that state-law dissenters' rights are available to holders of Shares. As part of the approval of the Merger, Parent and the Company intend to seek a determination of the STB that the terms of the Merger are just and reasonable. It is Parent's and the Company's understanding that upon the issuance of such a determination, dissenters' rights under state law will be preempted. Shareholders of the Company will have an opportunity to participate in this STB proceeding.

     If dissenters' rights are available to holders of Shares, such rights will be provided in accordance with Section 1571 et seq. of the Pennsylvania Law. Under such Section, holders of Common Shares will not be entitled to dissenters' rights in connection with the Merger.

OPTION AGREEMENTS

     Concurrently with the Merger Agreement, the parties have entered into the Option Agreements, granting each other the right to purchase certain shares of their common stock under certain circumstances.

     Pursuant to the Company Stock Option Agreement, the Company granted Parent an option to purchase 15,955,477 Common Shares at a price of $92.50 per share, subject to adjustment for changes in the Company's capitalization as described in the Company Stock Option Agreement (the "Purchase Price"), payable in cash. Such option becomes exercisable, in whole but not in part, after the first to occur of (i) any event which entitles Parent to receive the Termination Fee and
(ii) the consummation of the First Offer (the first such occurrence being a "Purchase Event"); thus, such option has become exercisable. The option terminates upon the first to occur of (i) the Effective Date, (ii) 18 months after the first occurrence of a Purchase Event, and (iii) the termination of the Merger Agreement (unless Parent is entitled to the Termination Fee, in which case the option shall not terminate until the later of (a) six months following the time the Termination Fee becomes payable and (b) the expiration of the period in which Parent has the right to receive the Termination Fee). Any Common Shares purchased under the Company Stock Option Agreement will be deposited into the Voting Trust.

     If, during the time that the option under the Company Stock Option Agreement is exercisable, the Company enters into an agreement pursuant to which all outstanding Common Shares are to be purchased for or converted into, in whole or in part, cash (other than in respect of fractional shares), then such agreement will make proper provision so that, upon consummation of the transaction (which will be the date of acceptance for payment in the case of a transaction involving a tender offer), in exchange for cancellation of the option, Parent shall receive an amount in cash equal to the difference (if positive) between the closing market price per Common Share on the day immediately prior to the consummation of such transaction and the Purchase Price. In the event (i) the Company enters into an agreement to consolidate with, merge into, or sell substantially all of the Company's assets to any person, other than Parent, Purchaser or a direct or indirect subsidiary thereof, and the Company is not the surviving corporation, or (ii) the Company allows any person, other than Parent, Purchaser or a direct or indirect subsidiary thereof, to merge into or consolidate with the Company in a series of transactions in which the Common Shares or other securities of the Company represent less than 50% of the outstanding voting securities of the merged corporation, then such agreement will make proper provision so that the option will be adjusted, exchanged, or converted into an option with identical terms as those described in the Company Stock Option Agreement, appropriately adjusted for such transaction. Parent may require the Company to register Common Shares purchased under the option pursuant to the Securities Act of 1933 on the terms set forth in the Merger Agreement. The Common Shares purchased under the option may not be transferred or otherwise disposed of except as provided in the Voting Trust Agreement.

     Pursuant to the Parent Stock Option Agreement, Parent granted the Company an option to purchase 43,090,773 shares of Parent Common Stock, at a price of $64.82 per share, subject to adjustments substantially the same as those in the Company Stock Option Agreement. Such option becomes exercisable, in whole but not in part, after any event which entitles the Company to receive the Termination Fee (a "Purchase Event"). The option terminates upon the earlier of
(i) the Merger, (ii) 18 months after the first occurrence of a Purchase Event, and (iii) the termination of the Merger Agreement (unless the Company is entitled to a Termination Fee, in which case the option shall not terminate until the later of (a) six months following the time such Termination Fee becomes payable and (b) the expiration of the period in which the Company has the right to receive a Termination Fee). Any purchase of shares of Parent Common Stock under the Parent Stock Option Agreement is subject to the conditions set forth therein, and any Parent Common Stock so purchased will be delivered immediately to the trustee of the applicable voting trust. The Parent Stock Option Agreement also provides for adjustments for certain business combinations on substantially the same terms as those of the Company Stock Option Agreement.

     The foregoing description of the Merger Agreement and the Option Agreements is qualified in its entirety by reference to the texts of such Agreements, copies of which have been filed by Parent as exhibits to the Schedule 14D-1 filed by Parent with the SEC.

VOTING TRUST AGREEMENT

     Pursuant to the Voting Trust Agreement, the Voting Trustee will agree to act as trustee in respect of the Voting Trust. In such capacity, the Voting Trustee will vote all Shares (the "Trust Stock") acquired by Purchaser in the Offers, pursuant to the Company Stock Option Agreement or otherwise to approve the Merger, in favor of any proposal necessary to effectuate Parent's acquisition of the Company pursuant to the Merger Agreement, and, so long as the Merger Agreement is in effect (subject to certain exceptions), against any other proposed merger, business combination or similar transaction involving the Company. On other matters (including the election or removal of directors), the Voting Trustee will vote the Trust Stock in the same proportion as all other Shares are voted with respect to such matters.

     Pending the termination of the Voting Trust, the Voting Trustee will pay over to Purchaser all cash dividends and cash distributions paid on the Trust Stock.

     The Voting Trust Agreement provides that Parent at any time may not sell or make any other disposition of the whole or any part of the Trust Stock, whether or not the Merger or a similar transaction has been approved by the STB or is otherwise permitted, unless and until the Merger Agreement has been terminated or as otherwise consented to by the Company. The Voting Trustee shall take all actions reasonably requested by the Parent with respect to any proposed sale or other disposition of the whole or any part of the Trust Stock by Purchaser or Parent, including in connection with the exercise by Parent of any rights under the Merger Agreement, provided that such disposition of the Trust Stock must be made pursuant to one or more broadly distributed public offerings and subject to all necessary regulatory approvals, if any, or as otherwise directed by Parent with the prior written consent of the Company.

     The Voting Trust Agreement also provides that, in the event the STB approves or exempts the Merger or a similar transaction, or in the event that the law is amended to allow Purchaser, Parent or their affiliates to acquire control of the Company without obtaining STB or other governmental approval (and upon delivery of an opinion of independent counsel that no order of the STB or other governmental authority is required), the Voting Trustee, with the prior written consent of the Company, will either transfer the Trust Stock to the Purchaser, or if shareholder approval has not previously been obtained, vote the Trust Stock in favor of the Merger.

     The Voting Trust Agreement provides that, in the event that the Merger Agreement terminates in accordance with its terms, Parent will use its best efforts to sell the Trust Stock in the manner described above during the succeeding two-year period. Any such disposition shall be subject to any jurisdiction of the STB to oversee Parent's divestiture of Trust Stock. In connection with such an event, the Voting Trustee would continue to perform its duties under the Voting Trust Agreement and, if Parent fails to so sell or distribute the Trust Stock, the Voting Trustee will as soon as practicable sell the Trust Stock for cash to one or more eligible purchasers in the manner described above for such price as the Voting Trustee in its discretion shall deem reasonable after consultation with Parent. An "eligible purchaser" is a person or entity not affiliated with Parent and that has all necessary regulatory authority, if any, to purchase the Trust Stock. Pursuant to the Voting Trust Agreement, Parent will agree to cooperate with the Voting Trustee in so disposing of the Trust Stock and the Voting Trustee has agreed to act in accordance with any direction made by Parent as to any specific terms or method of disposition, to the extent not inconsistent with any of the terms of the Voting Trust Agreement and with the requirements of the terms of any STB or court order. The proceeds of the sale would be distributed to Parent.

     The Voting Trust Agreement provides that the Voting Trustee shall receive reasonable and customary compensation and indemnification from Parent and Purchaser.

     Pursuant to the Merger Agreement, the Voting Trust may not be modified or amended without the prior written approval of the Company, which is an express third party beneficiary of the Voting Trust Agreement, unless such modification or amendment is not inconsistent with the Merger Agreement or the Option Agreements and is not adverse to the Company or its shareholders (and Parent and the Company have agreed in the Merger Agreement that any change to the terms of the Voting Trust Agreement relating to voting rights or rights and restrictions relating to the transfer of Trust Stock shall in any event require the prior approval of the Company), and no power of Parent or Purchaser provided for in the Voting Trust Agreement may be exercised so as to violate the Merger Agreement.

     Parent has requested the staff of the STB to render an informal written opinion that the use of the Voting Trust is consistent with the policies of the STB; and the staff of the STB has done so. See Section 16.

EMPLOYMENT AGREEMENTS

     Snow Employment Agreement. Parent and John W. Snow have entered into an employment agreement, dated as of October 14, 1996 (the "Snow Employment Agreement"), which will be effective for a five-year period beginning at the Effective Time (the "Employment Period"). The Snow Employment Agreement provides that Mr. Snow will serve as Chairman of the Board and Chief Executive Officer of Parent for two years following the Merger (the "First Employment Segment"); as Chairman of the Board during the subsequent two years (the "Second Employment Segment"); and as Chairman Emeritus during the following year (the "Third Employment Segment"). The Employment Agreement further provides that during the First Employment Segment Mr. Snow will receive base compensation at least equal to the base compensation he received in the year prior to the Merger, and that during the Second and Third Employment Segments Mr.

Snow will receive base compensation in an amount no less than that received by the Chief Executive Officer of Parent during the Second Employment Segment.

     If, during the Employment Period, Parent terminates Mr. Snow's employment for a reason other than Cause or Disability (each as defined in the Snow Employment Agreement), or Mr. Snow terminates employment for Good Reason (as defined in the Snow Employment Agreement), Mr. Snow will be entitled to the following:

     (1) a lump-sum payment aggregating (a) accrued obligations to Mr. Snow, such as unpaid or deferred compensation, (b) the greater of (i) the amount Mr. Snow would receive in compensation (including bonus) during the remainder of the Employment Period and (ii) the amount equal to three times Mr. Snow's most recent annual compensation (including bonus), and (c) an amount equal to the excess of (i) the actuarial equivalent of the benefit under Parent's retirement plans which Mr. Snow would receive assuming he continued employment with Parent for the longer of three years and the time remaining in the Employment Period over (ii) the actuarial equivalent of Mr. Snow's actual benefit under Parent's retirement plans;

     (2) a payment in an amount such that after the payment of all income and excise taxes, Mr. Snow will be in the same after-tax position as if no excise tax under Section 4999 of the Code had been imposed;

     (3) continued employee welfare benefits for the longer of three years and the number of years remaining in the Employment Period; and

     (4) the immediate vesting of outstanding stock-based awards.

     The Snow Employment Agreement provides that the Merger will not constitute a Change of Control for the purpose of the Severance Agreement between Mr. Snow and Parent, dated as of February 1, 1995.

     LeVan Employment Agreement. Parent, the Company, and David M. LeVan have entered into an employment agreement, dated as of October 14, 1996 (the "LeVan Employment Agreement"), which will be effective for a period equal to the Employment Period. The LeVan Employment Agreement provides that Mr. LeVan will serve as Chief Operating Officer and President of Parent, and as Chief Executive Officer and President of the railroad businesses of the Company and Parent, from the Effective Time until the second anniversary of such date or, if earlier, the termination of Mr. Snow's employment or of his status as Chief Executive Officer of Parent (the "First Employment Segment"). Additionally, Mr. LeVan will serve as Chief Executive Officer of Parent during the period beginning immediately after the First Employment Segment and ending on the fourth anniversary of the Effective Time or, if earlier, upon the termination of Mr. Snow's employment or of his status as Chairman of the Board (the "Second Employment Segment"). During the period commencing immediately after the Second Employment Segment, or, if earlier, upon the termination of Mr. Snow's status as Chairman of the Board (the "Third Employment Segment"), Mr. LeVan will additionally serve as Chairman of the Board of Parent. The LeVan Employment Agreement further provides that during the First Employment Segment Mr. LeVan shall receive annual base compensation at least equal to 90% of the amount received by the Chief Executive Officer of Parent, but not less than $810,000, and bonus and other incentive compensation at least equal to 90% of the amount received by the Chief Executive Officer of Parent, and that during the Second and Third Employment Segments Mr. LeVan will receive compensation in an amount no less than that received by the Chief Executive Officer during the First Employment Segment, but not less than $900,000.

     If, during the Employment Period, Parent terminates Mr. LeVan's employment for a reason other than Cause or Disability (each as defined in the LeVan Employment Agreement), or Mr. LeVan terminates employment for Good Reason (as defined in the LeVan Employment Agreement), Mr. LeVan will be entitled to the following:

     (1) a lump-sum payment aggregating (a) accrued obligations to Mr. LeVan, such as unpaid or deferred compensation, (b) the greater of (i) the amount Mr. LeVan would have received in compensation (including bonus) during the remainder of the Employment Period, assuming an annual base salary and bonus during the Second Employment Segment and Third Employment Segment equal to the greater of Mr. LeVan's base salary and bonus and that of Mr. Snow during the First Employment Segment and (ii) the amount equal to three times Mr. LeVan's most recent annual compensation (including bonus), and (c) an amount equal to the excess of (i) the actuarial equivalent of the benefit under Parent's retirement plans which Mr. LeVan would receive assuming he continued employment with Parent for the longer of three years and the time remaining in the Employment Period over (ii) the actuarial equivalent of Mr. LeVan's actual benefit under Parent's retirement plans;

     (2) a payment in an amount such that after the payment of all income and excise taxes, Mr. LeVan will be in the same after-tax position as if no excise tax under Section 4999 of the Code had been imposed;

     (3) continued employee welfare benefits for the longer of three years and the number of years remaining in the Employment Period; and

     (4) the immediate vesting of outstanding stock-based awards.

     The Employment Agreement provides that it supersedes, at the Effective Time, the severance agreement between Mr. LeVan and the Company, dated as of August 1, 1995.

     14. DIVIDENDS AND DISTRIBUTIONS. If, on or after December 6, 1996, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to Purchaser's rights under Sections 1 and 15, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the purchase price and other terms of the Second Offer and the Merger, including, without limitation, the amount and type of securities offered to be purchased.

     If, on or after December 6, 1996, the Company should declare or pay any dividend on the Shares, other than regular quarterly dividends, or make any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Second Offer, then, without prejudice to Purchaser's rights under Sections 1 and 15, (i) the purchase price per Share payable by Purchaser pursuant to the Second Offer will be reduced by the amount of any such cash dividend or cash distribution and (ii) any such non-cash dividend, distribution or right to be received by the tendering shareholders will be received and held by such tendering shareholders for the account of Purchaser and will be required to be promptly remitted and transferred by each such tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount of value thereof, as determined by Purchaser in its sole discretion.

     The Company has agreed in the Merger Agreement that it will not pay any dividends, other than regular quarterly dividends, on its capital stock, including the Shares, prior to the Effective Time without the consent of Parent. The Company has also agreed that, without the consent of Parent, it will not (a) take certain actions that would change the number of shares of its capital stock outstanding or result in the reclassification of any of its capital stock, or
(b) purchase, retire or otherwise acquire any shares of its capital stock, or
(c) issue, pledge or otherwise encumber its capital stock or any securities convertible into or representing the right to acquire its capital stock, with certain exceptions set forth in the Merger Agreement. See "Merger Agreement; Other Agreements -- Merger Agreement -- Interim Operations of the Company and Parent."

     15. CONDITIONS OF THE SECOND OFFER. Notwithstanding any other provisions of the Second Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Second Offer at any time, in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Second Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Second Offer as to any Shares not then paid for, if, prior to the expiration of the Second Offer, (1) Purchaser is not satisfied, in its reasonable judgment, that the Pennsylvania Control Transaction Law is inapplicable to the Company or (2) at any time on or after December 6, 1996 and prior to the acceptance for payment of Shares, any of the following events shall occur (defined terms used below shall have the meanings ascribed in the Merger Agreement):

     (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign,
         (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Second Offer, the acceptance for payment of or payment for some of or all the Shares by Parent or Purchaser or the consummation by Parent or Purchaser of the Merger, seeking to obtain material damages relating to the Merger Agreement, the Option Agreements or any of the transactions contemplated thereby or otherwise seeking to prohibit directly or indirectly the transactions contemplated by the Second Offer or the Merger Agreement, or challenging or seeking to make illegal the transactions contemplated by the Option Agreements or otherwise directly or indirectly to restrain, prohibit or delay the transactions contemplated by the Option Agreements, (ii) except for the Voting Trust, seeking to restrain, prohibit or delay Parent's, Purchaser's or any of their subsidiaries' ownership or operation of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, (iii) except for the Voting Trust, seeking to impose or confirm material limitations on the ability of Parent, Purchaser or any of their subsidiaries or affiliates effectively to exercise full rights of ownership of the Common Shares, including, without limitation, the right to vote any Common Shares acquired or owned by Parent, Purchaser or any of their subsidiaries on all matters properly presented to the Company's shareholders, or (iv) seeking to require divestiture by Parent or Purchaser or any of their subsidiaries of any Common Shares, in the case of any of (i) through (iv) above, which actions or proceedings are reasonably likely to have a material adverse effect on Parent; or

     (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to the transactions contemplated by the Second Offer or the Merger Agreement, by or before any court, government or governmental authority or agency, domestic or foreign, that, directly or indirectly, results in any of the consequences referred to in paragraph (a) above; or

     (c) the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Second Offer or the matters to be considered at the Company Shareholders Meetings or shall have recommended a Takeover Proposal or other business combination, or the Company shall have entered into an agreement in principle (or similar agreement) or definitive agreement providing for a Takeover Proposal or other business combination, with a person or entity other than Parent or Purchaser (or the Board of Directors of the Company resolves to do any of the foregoing); or

     (d) the Company shall have breached or failed to observe or perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate both when made and as of the date of consummation of the Second Offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the breach or failure to observe or perform such covenants or agreements, or the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to

         "materiality" or "material adverse effect" set forth therein), does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on the Company; or

     (e) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Parent or Purchaser in any such case, and regardless of the circumstances (including any action or omission by Parent or Purchaser not inconsistent with the terms of the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition (including any action or omission by Parent or Purchaser not inconsistent with the terms of the Merger Agreement) or may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their reasonable discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     General. Except as otherwise disclosed herein, based on representations and warranties made by the Company in the Merger Agreement and a review of publicly available information by the Company with the SEC, neither Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Second Offer or the Merger, respectively, or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Parent or Purchaser as contemplated herein. Should any such approval or other action be required, Parent and Purchaser currently contemplate that such approval or action would be sought. While Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Second Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Purchaser's obligation under the Second Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 15.

     Antitrust. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Parent has sought confirmation from the FTC that the acquisition of Shares by Parent (including acquisitions pursuant to the Offers, the Company Stock Option Agreement and the Merger) is exempt from the notice and waiting period requirements of the HSR Act provided that information and documentary material filed with the STB in connection with the seeking of STB approval of the proposed acquisition are contemporaneously filed with the Antitrust Division and the FTC, where, prior to the purchase by Purchaser of Shares and the placement of those Shares in the Voting Trust, the STB staff has reviewed the Voting Trust and provided an informal favorable written opinion with respect to it, and the parties have filed with the STB a Notice of Intent to File Railroad Control Application. On November 8, 1996, counsel for Parent received oral confirmation from the FTC staff that, subject to such conditions, the acquisition of control of the Company by Parent is exempt from the notice and waiting period requirement of the HSR Act. Parent and the Company have complied and intend to continue to comply with the requirements set forth above and, therefore, believe that the acquisition by Parent of Shares pursuant to the Offers, the Merger, and the Company Stock Option Agreement are exempt from the notice and waiting period requirements of the HSR Act. If the STB approves the Merger and related transactions, its approval will exempt the Merger from federal and state antitrust laws.

     STB Matters; The Voting Trust. Certain activities of subsidiaries of the Company are regulated by the STB. Provisions of subtitle IV, title 49 of the United States Code ("Subtitle IV") require approval of, or the granting of an exemption from approval by, the STB for the acquisition of control of two or more carriers subject to the jurisdiction of the STB ("Carriers") by a person that is not a Carrier and for the acquisition or control of a Carrier by a person that is not a Carrier but that controls any number of Carriers. STB approval or exemption is required for, among other things, Purchaser's acquisition of control of the Company. Parent and Purchaser do not believe that the grant of the Company Stock Option by the Company to the Purchaser, whether or not Purchaser acquires Shares pursuant to the Second Offer, would give Parent and its affiliates control of the Company. Parent and Purchaser do not believe that either the STB or its predecessor has ruled on whether the grant of an option can in any circumstance confer control of the issuer. There can be no assurance, however, that the STB would not find that the grant of the Company Stock Option would give Parent and its affiliates control of the Company. Parent and Purchaser do not believe that ownership by Purchaser of the Shares to be purchased pursuant to the Second Offer or the Company Stock Option Agreement would give Parent and its affiliates control of the Company and its affiliates. Nonetheless, Purchaser intends, simultaneous with the purchase of the Shares pursuant to the Second Offer and the Company Stock Option Agreement, to deposit the Shares so purchased in the Voting Trust in order to ensure that Parent and its affiliates do not acquire and directly or indirectly exercise control over the Company and its affiliates prior to obtaining necessary STB approvals or exemptions. STB approval of the Merger is not a condition to the Second Offer. On November 1, 1996, counsel for Parent received an informal written opinion from the staff of the STB that the Voting Trust would effectively insulate Parent and its affiliates from a violation of the governing statute and STB policy that would result from an unauthorized acquisition by Parent of a sufficient interest in the Company to result in control of the Company.

     It is possible that the U.S. Department of Justice or railroad competitors of Parent and the Company, or others, may argue that Parent and Purchaser should not be permitted to use the voting trust mechanism to acquire Shares prior to final STB approval of the acquisition of control of the Company. Parent and Purchaser believe it is unlikely that such arguments would prevail, but there can be no assurance in this regard, nor can there be any assurance that if such arguments are made, it will not cause the STB staff to rescind their opinion regarding the Voting Trust Agreement.

     The Voting Trustee is required under the terms of the Voting Trust Agreement to vote all Shares deposited in the Voting Trust (the "Trust Stock") in favor of the Merger, in favor of any proposal necessary or desirable to effectuate Parent's combination with the Company pursuant to the Merger Agreement, and, if there shall be with respect to the Board of Directors of the Company an "Election Contest" as defined in the proxy rules of the SEC in which one slate of nominees shall support the effectuation of the Merger and another slate oppose it, to vote in favor of the slate supporting the effectuation of the Merger. In addition, for so long as the Merger Agreement is in effect, subject to certain exceptions, the Voting Trustee shall vote against any other proposed merger, business combination or similar transaction involving the Company, but not Parent or one of its affiliates. On certain other matters, the Voting Trustee is to vote the Trust Stock in the same proportion as all other Shares are voted with respect to such matters.

     Pending the termination of the Voting Trust, the Voting Trustee will pay over to Purchaser all cash dividends and cash distributions paid on the Trust Stock.

     The Voting Trustee has agreed to take all actions reasonably requested by Parent with respect to any proposed sale or disposition of the Trust Stock by Parent or Purchaser, including, without limitation, in connection with the exercise of registration rights under the Merger Agreement. Upon (i) approval or exemption by the STB of the Merger or the acquisition of control of the Company by Parent or its affiliates or (ii) if the law is amended, delivery to the Voting Trustee of an opinion of independent legal counsel that no STB or other governmental approval is required, the Voting Trustee shall either transfer the Trust Stock to Parent or Purchaser or, if stockholder approval of the Merger has not previously been obtained, vote the Trust Stock in favor of the Merger.

     In the event the Merger Agreement is terminated in accordance with its terms, Parent has agreed to use its best efforts to sell or distribute the Trust Stock in one or more broadly distributed public offerings subject to all necessary regulatory approvals or as otherwise directed by Parent with the prior written consent of the Company within two years or such extension of that period as the STB shall approve and the Company shall reasonably approve. Such disposition shall be subject to any jurisdiction of the STB to oversee Parent's divestiture of the Trust Stock. The Voting Trustee shall continue to perform its duties under the Voting Trust Agreement and, should Parent be unsuccessful in its efforts to sell or distribute the Trust Stock during the two-year period, the Voting Trustee shall as soon as practicable sell the Trust Stock for cash to eligible purchasers in such manner and for such price as the Voting Trustee in its discretion shall deem reasonable after consultation with Parent. (An "eligible purchaser" thereunder shall be a person or entity that is not affiliated with Parent and which has all necessary regulatory authority, if any, to purchase the Trust Stock.) The Voting Trust Agreement further provides that Parent will cooperate with the Voting Trustee in effecting such disposition and that the Voting Trustee will act in accordance with any direction made by Parent as to any specific terms or method of disposition, to the extent not inconsistent with the terms of the Voting Trust Agreement and the requirements of the terms of any STB or court order. The proceeds of any such sale will be distributed to Parent.

     The Voting Trust Agreement provides that the Voting Trustee shall receive reasonable and customary compensation and indemnification from Parent and Purchaser.

     Pursuant to the Merger Agreement, the Voting Trust may not be modified or amended without the prior written approval of the Company, which is an express third-party beneficiary of the Voting Trust Agreement, unless such modification or amendment is not inconsistent with the Merger Agreement and is not adverse to the Company or its shareholders. In its November 1, 1996 informal written opinion to Parent's counsel, the staff of the STB stated that it assumes that according to its terms the Voting Trust Agreement may be amended pursuant to an order of the STB, notwithstanding the Merger Agreement which purports to accord the Company a veto power over any such modifications or amendments, if the STB finds that compliance with law requires such amendment.

     STB Matters; Acquisition of Control. Set forth below is information relating to approval by the STB of the acquisition of control over the Company by Parent and Purchaser. On October 18, 1996, Parent and the Company filed with the STB a Notice of Intent to File Railroad Control Application. This Notice indicated that the parties intend to file with the STB on or before March 1, 1997, an application ("STB Application") seeking STB approval of the acquisition of control by Parent and its affiliates of the Company and its affiliates incident to the Merger, and related transactions. The STB is required by statute to enter a final order with respect to the STB Application within approximately 16 months after it is filed. The parties requested that the STB decide the case on an expedited basis. On November 15, 1996, the STB issued a tentative order proposing a schedule that requires its final decision to be served within 300 days from the filing of the STB Application. The proposed scheduling order is subject to public comment and reply by the applicants in a process that will close on December 16, 1996, and thereafter the STB is expected to issue a final scheduling order which may or may not vary from the proposed order. Regardless of the provisions of the final scheduling order, there can be no assurance that the STB will issue a final decision any sooner than the approximately 16-month period permitted by law, or that the decision, when issued, will be favorable to the Merger.

     Under Subtitle IV, the STB is required to approve the Merger if it finds that the Merger is consistent with the public interest. In making that determination, the STB must consider at least the following factors: (1) the effect of the proposed transaction on the adequacy of transportation to the public; (2) the effect on the public interest of including, or failing to include, other rail carriers in the area involved in the proposed transaction;
(3) the total fixed charges that result from the proposed transaction; (4) the interest of carrier employees affected by the proposed transaction; and (5) whether the proposed transaction would have an adverse effect on competition among rail carriers in the affected region or in the national rail system. Because the STB's approval of the Merger would be a "major Federal action" within the meaning of the National Environmental Policy Act, the STB must also consider the environmental effects of the proposed Merger. An STB approval order exempts the parties from federal, state and local law, including the antitrust laws and laws enforcing contract rights, as necessary to permit them to carry out the transaction.

     In analyzing the factors described in the preceding paragraph, the STB weighs the potential benefits to the public against any potential harm to the public resulting from the proposed transaction. Parent and the

Company believe they will present a strong case to the STB that the Merger satisfies the public interest balancing test. Parent and the Company believe that they will demonstrate that a combination of Parent and the Company, conditioned as they propose (see " -- Conditions" below), will have significant public benefits and otherwise will satisfy the standards for STB approval. While the applicants will seek to present a highly persuasive case, there can be no assurance that the STB Application will not be denied, or will not be granted subject to conditions that are so onerous that the Merger would not be consummated.

     Interested parties, including other railroads, shippers, state and federal agencies and legislators, and shareholders of Parent or the Company, may seek to participate in the STB proceeding on the Merger, consistent with applicable laws, regulations, decisions and orders, and may support, oppose, or seek to have conditions imposed on the transaction or, in the case of other railroads, to be included in the Merger, such as through the divestiture to such railroads of certain rail lines of Parent and/or the Company.

     Norfolk Southern; Possible Inconsistent Application. In a letter dated October 25, 1996, NSC notified the STB of its intent to participate as an active party in the STB proceedings regarding Parent's and the Company's application for control. In addition, on November 6, 1996, NSC filed a Notice of Intent to File Railroad Control Application indicating that NSC will file with the STB a control application with respect to the Company on or before May 1, 1997. STB approval of a control application is only permissive and does not require the parties to consummate the transaction authorized by the STB. The STB may approve both the Parent/Company application and the NSC application, only one, or neither. On November 27, 1996, the STB issued a tentative order proposing a schedule that requires its final decision to be issued within 300 days from the filing of the NSC application. The proposed scheduling order is subject to public comment and reply by NSC in a process that will close on December 23, 1996. The final schedule may differ from the proposed schedule.

     Conditions. The STB has the authority to impose conditions on its approval of a control transaction to alleviate competitive or other concerns. If such conditions are imposed, the applicants can elect to consummate the control transaction subject to the conditions or not to consummate the transaction. In light of the policies of the STB expressed in recent decisions relating to other railroad combinations, Parent and the Company are willing, in connection with the Merger and upon its consummation, to provide competitive access to another railroad in those situations where Parent and the Company are now the only rail competitors and to make other reasonable accommodations. Such access may take the form of a grant of trackage rights over rail properties or other forms, any of which could diminish the value to Parent or the Company of its rail properties. The identity of the railroad or railroads that will be provided such competitive access, the forms it will take and the terms and conditions that would apply thereto have not been determined and remain subject to negotiations. The STB may impose and enforce, including through ongoing STB oversight following consummation of the Merger, any such arrangements as conditions to its approval of the Merger and may require the modification of such arrangements or require other arrangements regarding rail competition or other aspects of the public interest, which could be more burdensome, as conditions to its approval of the Merger. See Section 12.

     Under the terms of the Merger Agreement, the obligations of Parent to consummate the Merger are conditioned upon, among other things, the issuance by the STB of a decision (which decision shall not have been stayed or enjoined) that (A) constitutes a final order approving, exempting or otherwise authorizing consummation of the Merger and all other material transactions contemplated by the Merger Agreement requiring such authorization and (B) does not (1) change or disapprove of the consideration to be given in the Merger or other material provisions of Article II of the Merger Agreement or (2) impose on Parent, the Company or any of their respective subsidiaries any other terms or conditions (including, without limitation, labor protective provisions but excluding conditions heretofore imposed by the Interstate Commerce Commission in New York Dock Railway -- Control -- Brooklyn Eastern District, 360 I.C.C. 60 (1979)) that materially and adversely affect the long-term benefits expected to be received by Parent from the transactions contemplated by the Merger Agreement. Conditions proposed by the applicants themselves would not be considered so to adversely affect the expected long-term benefits.

     There is no assurance that STB approval will be obtained or obtained on terms that would be acceptable to Parent. Should Parent elect under the terms of the Merger Agreement not to consummate the Merger, a subsequent disposition of the Shares owned by Parent could result in a significant loss to Parent.

     Judicial Review -- Stay. Judicial review of an STB approval order may be sought by certain interests aggrieved by it and the effectiveness of the order could be stayed by the STB or by an appellate court while such judicial proceedings are pending. STB approval is not automatically stayed if a party seeks judicial review of the decision; however, it is possible that the approval could be stayed by the STB or a reviewing court. The applicants would expect to oppose any stay of the effectiveness of the STB's order if the order is favorable. If approval is stayed, consummation of the Merger, which would occur after stockholder approval, receipt of required regulatory approvals and satisfaction or waiver of all of the other conditions set forth in the Merger Agreement, may not occur for a substantial period of time after the entry of the final written decision of the STB. There can be no assurance that an STB order approving the Merger will not be overturned on appeal.

     Pending receipt of STB approval, it is expected that the businesses and operations of Parent and the Company will be conducted in the usual and ordinary course of business, the Shares acquired by Parent and/or Purchaser will be held in the Voting Trust and Parent will not exercise control over the Company and its subsidiaries.

     Norfolk Southern Litigation. On October 23, 1996, NSC filed a Complaint for Declaratory and Injunctive Relief in the United States District Court for the Eastern District of Pennsylvania, naming the Company, Parent and directors of the Company as defendants, alleging, among other things, violations of fiduciary duty, of the Company Articles and the Company's By-laws, of the Pennsylvania Law and of disclosure provisions of the federal securities laws relating to tender offers and proxy solicitations, and requesting preliminary and permanent injunctive and declaratory relief including, without limitation, an injunction from commencing or continuing a tender offer (such as the Second Offer) for Company securities, seeking approval of the Articles Amendment or taking steps to make the Articles Amendment effective, taking any action to redeem the Rights or render the Rights inapplicable to any offer with respect to the Company by Parent without, at the same time, rendering the Rights inapplicable with respect to NSC's proposed tender offer with respect to the Company, taking any action to enforce certain provisions of the Merger Agreement, failing to take action to exempt NSC's proposal to acquire the Company from certain provisions of the Pennsylvania Law and holding the Pennsylvania Special Meeting. On October 30, 1996, NSC amended its complaint to, among other things, challenge certain additional features in the Merger Agreement and the Rights Agreement. As amended, the NSC complaint alleges, among other things, that entering into the Company Stock Option Agreement and the Termination Fee provisions of the Merger Agreement are violations of the fiduciary duties of the defendants, that the provisions of the Rights Agreement (which are alleged to result in the Company being prohibited from engaging in any merger or sale transaction with any entity other than Parent until 2005 in the event that a Distribution Date occurs) violate defendants' fiduciary duties; that the structure of the Offers is coercive and unfair to stockholders of the Company; that a provision in the Merger Agreement barring the Company from changing its recommendation of the transaction or agreeing to a competing transaction for a 180-day period from the execution of the Merger Agreement is ultra vires and a breach of the defendants' duties; and that certain features of the Rights Agreement which vest exclusive authority to redeem or amend the Rights in Continuing Directors (as defined in the Rights Agreement) are unlawful. On October 24, 1996, a hearing was scheduled on the preliminary injunction being sought by NSC to enjoin, among other things, the Pennsylvania Special Meeting (and the effectiveness of the Articles Amendment) and to enjoin consummation of the First Offer. Substantially similar allegations were made in a complaint filed against the Company, Parent and directors of the Company in the same court by certain shareholders of the Company purportedly on behalf of a class of shareholders. On November 19, 1996, following a two-day hearing, the Court denied NSC's and the shareholder plaintiff's motions for a preliminary injunction in all respects. The Court ruled, among other things, that the plaintiffs had failed to make the requisite showing, in connection with their motion for a preliminary injunction; that the federal securities law claims were meritorious; that the challenged provisions of the Merger Agreement and the Offers were unlawful; that the directors of the Company had breached their fiduciary duties in connection with the Merger Agreement; that there had been a lack of good faith after reasonable investigation by the directors of the Company; that, contrary to the assertion of NSC and the shareholder plaintiffs, it was inappropriate for the Merger Agreement to deal with the subject of management succession; that under the Pennsylvania Law directors do not have wide discretion in how to react to takeover bids such as the Hostile Offer; that the Merger Agreement was not properly entered into and contains terms that are prohibited by the Pennsylvania Law; that the First Offer was "coercive"; and that the directors do not have the right to favor one competitive bid over another and in particular do not have the right to resist hostile takeovers by the use of a rights plan and other provisions that favor one corporation over another. NSC and the shareholder plaintiffs appealed that ruling to the United States Court of Appeals for the Third Circuit and sought an injunction pending appeal against consummation of the Offer. On November 20, 1996, the Court of Appeals denied that motion, whereupon NSC withdrew its motion to expedite its appeal. On December 3, 1996, the Court of Appeals denied the shareholder plaintiffs' motions to expedite their appeal, and scheduled briefing upon the appeals of NSC and the shareholder plaintiffs to be completed by early February 1997.

     On December 5, 1996, Parent and the Company filed answers to NSC's second amended complaint in the action, denying the material allegations of the complaint. In addition, Parent and the Company filed counterclaims against NSC in the action (the "Counterclaims"). The Counterclaims allege, among other things, that NSC has tortiously interfered, and is tortiously interfering, with the legitimate contractual rights and expectations of Parent and the Company arising out of the Merger Agreement. In particular, the Counterclaims allege that by making the Hostile Offer, and by making false and misleading statements concerning the viability of the Hostile Offer, as well as by filing meritless litigation, in federal court, NSC is attempting to frustrate the Merger and/or to obtain leverage to pressure Parent and the Company to agree to sell certain Company assets to NSC. As relief, the Counterclaims seek compensatory damages from NSC in an amount to be proved at trial, and, in addition, punitive damages.

     State Takeover Statutes. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. Mite Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Second Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the Transactions, and an appropriate court does not determine that such law is, or such laws are inapplicable or invalid as applied to the Second Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Second Offer, or be delayed in continuing or consummating the Second Offer. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See
Section 15.

     The Pennsylvania Takeover Disclosure Law ("PTDL") purports to regulate certain attempts to acquire a corporation which (1) is organized under the laws of Pennsylvania or (2) has its principal place of business and substantial assets located in Pennsylvania. The PTDL requires, among other things, that the offeror, 20 days prior to any takeover offer, file a registration statement for the takeover offer with the Pennsylvania Securities Commission (the "PSC") and publicly disclose the offering price of the disclosed offer. However, in Crane Co. v. Lam, 509 F. Supp. 782 (E.D. Pa. 1981), the United States District Court for the Eastern District of Pennsylvania preliminarily enjoined, on grounds arising under the United States Constitution, enforcement of at least the portion of the PTDL involving the pre-offer waiting period thereunder. Section

8(a) of the PTDL provides an exemption for any offer to purchase securities as to which the board of directors of the target company recommends acceptance to its shareholders, if at the time such recommendation is first communicated to shareholders the offeror files with the PSC a copy of the Schedule 14D-1 and certain other information and materials, including an undertaking to notify security holders of the target company that a notice has been filed with the PSC which contains substantial additional information about the offer and which is available for inspection at the PSC's principal office during business hours. While reserving and not waiving its right to challenge the constitutionality or validity of the PTDL, its applicability to the Second Offer or the jurisdiction of the PSC, Purchaser is making such a filing with the PSC in order to qualify for such exemption from the PTDL. Additional information about the Second Offer has been filed with the PSC pursuant to the PTDL and is available for inspection at the office at Eastgate Office Building, Second Floor, 1010 North 7th Street, Harrisburg, PA 17102-1410, during business hours.

     Chapter 25 of the Pennsylvania Law contains other provisions relating generally to takeovers and acquisitions of certain publicly owned Pennsylvania corporations such as the Company that have a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act (a "registered corporation"). The following discussion is a general and highly abbreviated summary of certain features of such chapter, is not intended to be complete or to completely address potentially applicable exceptions or exemptions, and is qualified in its entirety by reference to the full text of Chapter 25 of the Pennsylvania Law.

     In addition to other provisions not applicable to the Second Offer or the Merger, Subchapter 25D of the Pennsylvania Law includes provisions requiring approval of a merger of a registered corporation with an "interested shareholder" in which the "interested shareholder" is treated differently from other shareholders, by the affirmative vote of the shareholders entitled to cast at least a majority of the votes that all shareholders other than the interested shareholder are entitled to cast with respect to the transaction without counting the votes of the interested shareholders. This disinterested shareholder approval requirement is not applicable to a transaction (i) approved by a vote of the board of directors, without counting the votes of directors who are directors or officers of, or who have a material equity interest in, the interested shareholder, (ii) in which the consideration to be received by shareholders is not less than the highest amount paid by the interested shareholder in acquiring his shares, or (iii) effected without submitting the Merger to a vote of shareholders as permitted in Section 1924(b)(1)(ii) of the Pennsylvania Law. Purchaser believes that the disinterested shareholder approval requirement of Subchapter 25D of the Pennsylvania Law will not be applicable to the contemplated Merger because of prior disinterested Company Board approval.

     Subchapter 25E of the Pennsylvania Law, which addresses "control transactions," requires under certain circumstances any person who acquires at least 20% of the voting power of a registered corporation, upon written demand from any shareholder, to purchase for cash up to the balance of the voting shares of the corporation at the price determined under the statute, which may not be less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction, plus, to the extent not reflected in such price, an increment representing a proportion of any value payable for acquisition of control of the corporation. A "control transaction" would occur if, without the Pennsylvania Shareholder Approval and the effectuation of the Articles Amendment, Purchaser were to acquire voting power over 20% or more of the Shares pursuant to the Second Offer, the Company Stock Option Agreement or otherwise (except in the Merger). Because Purchaser does not intend to acquire 20% or more of the voting power of the Company until such time as the Pennsylvania Shareholder Approval is obtained, Subchapter 25E of the Pennsylvania Law would not be applicable. See Section 13.

     Subchapter 25F of the Pennsylvania Law prohibits under certain circumstances certain "business combinations," including mergers and sales or pledges of significant assets, of a registered corporation with an "interested shareholder" for a period of five years. Subchapter 25F of the Pennsylvania Law exempts, among other things, business combinations approved by the board of directors prior to a shareholder becoming an interested shareholder. Since the Board of Directors of the Company approved the Merger prior to such time as Parent and Purchaser may be deemed to have become an interested shareholder, Purchaser believes that Subchapter 25F of the Pennsylvania Law is not applicable to the contemplated Merger.

     Subchapter 25G of the Pennsylvania Law, relating to "control-share acquisitions," prevents under certain circumstances the owner of a control-share block of shares of a registered corporation from voting such shares unless a majority of the "disinterested" shares approve such voting rights. Failure to obtain such approval may result in a forced sale by the control-share owner of the control-share block to the corporation at a possible loss. The Company Articles specifically provide that Subchapter 25G of the Pennsylvania Law does not apply to the Company.

     Subchapter 25H of the Pennsylvania Law, relating to disgorgement by certain controlling shareholders of a registered corporation, provides that under certain circumstances any profit realized by a controlling person from the disposition of shares of the corporation to any person (including to the corporation under Subchapter 25G of the Pennsylvania Law or otherwise) will be recoverable by the corporation. The Company Articles specifically provide that Subchapter 25H of the Pennsylvania Law does not apply to the Company.

     Subchapter 25I of the Pennsylvania Law entitles "eligible employees" of a registered corporation to a lump sum payment of severance compensation under certain circumstances if the employee is terminated, other than for willful misconduct, within two years after voting rights lost as a result of a control-share acquisition are restored by a vote of disinterested shareholders ("Control-share Approval") or, in the event the termination was accomplished pursuant to an agreement, arrangement or understanding with the acquiring person, within 90 days prior to Control-share Approval. Subchapter 25J of Pennsylvania Law provides protection against termination or impairment under certain circumstances of "covered labor contracts" of a registered corporation as a result of a "business combination" transaction if the business operation to which the covered labor contract relates was owned by the registered corporation at the time voting rights are restored by shareholder vote after a control-share acquisition. Subchapters I and J apply only in the event of a "control-share acquisition" specified in Subchapter G of the Pennsylvania Law. The Company Articles specifically provide that Subchapter G of the Pennsylvania Law does not apply to the Company.

     Section 2504 of the Pennsylvania Law provides that the applicability of Chapter 25 of the Pennsylvania Law to a registered corporation having a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act or otherwise satisfying the definition of a registered corporation under Section 2502(1) of the Pennsylvania Law shall terminate immediately upon the termination of the status of the corporation as a registered corporation. Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of the registration of the Common Shares are met.

     Except for the filing pursuant to Section 8(a) of the PTDL described above, neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Second Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Second Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Second Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Second Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Second Offer, or be delayed in consummating the Second Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Second Offer.

     17. FEES AND EXPENSES. Wasserstein Perella & Co., Inc. ("Wasserstein Perella") is acting as the Dealer Manager in connection with the Second Offer and is acting as financial advisor to Parent in connection with its combination with the Company. Parent has agreed to pay Wasserstein Perella for its services in conjunction with the Second Offer and other transactions contemplated by the Merger Agreement an aggregate fee (the "Transaction Fee") of $19 million. The first $2.85 million of the Transaction Fee was payable upon the public announcement that the Company and Parent had entered into the Merger Agreement. An additional $2.85 million of the Transaction Fee was payable upon consummation of the First Offer, and an additional $5.7 million of the Transaction Fee is payable upon completion of certain events with respect to the Transactions. The remaining unpaid balance of the Transaction Fee will become payable upon the closing of the Merger. If the Merger Agreement is terminated or abandoned prior to the consummation of an acquisition transaction, and Parent or Purchaser receives a termination fee in connection with such termination or abandonment, then, immediately following Parent's receipt of such termination fee, Wasserstein Perella will receive an additional fee of $5 million; provided that such additional fee shall have credited against it certain prior payments. Parent has agreed to reimburse Wasserstein Perella for its out-of-pocket expenses, including the fees and expenses of its legal counsel, incurred in connection with its engagement, and to indemnify Wasserstein Perella and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

     Wasserstein Perella has rendered various investment banking and other advisory services to Parent and its affiliates in the past and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Parent and its affiliates. In the ordinary course of business, Wasserstein Perella and its affiliates may actively trade the debt and equity securities of Parent and its affiliates and the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Second Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Second Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     In addition, Citibank, N.A. has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Second Offer. Brokers, dealers, commercial banks and trust companies will, upon request only, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     18. MISCELLANEOUS. Purchaser is not aware of any jurisdiction where the making of the Second Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Second Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Second Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Second Offer to be made by a licensed broker or dealer, the Second Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Parent and Purchaser have filed with the SEC the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Second Offer. The Schedule 14D-1, and any amendments thereto, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 (except that they will not be available at the regional offices of the SEC).

                                          GREEN ACQUISITION CORP.

December 6, 1996

                                   SCHEDULE I

                 INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
                        OFFICERS OF PARENT AND PURCHASER

     1. Directors and Executive Officers of Parent. The following table sets forth the name, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each director and executive officer of Parent. The principal business address of each executive officer of Parent is One James Center, 901 East Cary Street, Richmond, VA 23219. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Where no date is given for the commencement of the indicated office or position, such office or position was assumed prior to December 6, 1991. Directors are indicated by an asterisk. Each director and executive officer listed below is a citizen of the United States.

                                                   PRINCIPAL OCCUPATION OR
       NAME AND CURRENT                         EMPLOYMENT; MATERIAL POSITIONS
       BUSINESS ADDRESS                        HELD DURING THE PAST FIVE YEARS
------------------------------   ------------------------------------------------------------
John Q. Anderson..............   Executive Vice President, Sales and Marketing, CSX
                                 Transportation, Inc. ("CSXT") since May 1996. Prior thereto,
                                 Senior Vice President -- Coal, Metals and Minerals Business
                                 of Burlington Northern Santa Fe Corporation and Executive
                                 Vice President of Burlington Northern Railroad.
Mark G. Aron..................   Executive Vice President -- Law and Public Affairs since
                                 April 1995. Prior thereto, Senior Vice President -- Law and
                                 Public Affairs.
Elizabeth E. Bailey*..........   John C. Hower Professor of Public Policy and Management, The
 3620 Spruce Street              Wharton School of the University of Pennsylvania. Director
 Philadelphia, PA 19104          of Honeywell, Inc. and Philip Morris Companies, Inc.
                                 Director of Parent since November 1989.
Robert L. Burrus, Jr.*........   Partner in and Chairman of McGuire, Woods, Battle & Boothe,
 One James Center                a law firm. Director of Concepts Direct, Inc.; Heilig-Meyers
 901 East Cary Street            Company; O'Sullivan Corporation; S&K Famous Brands, Inc. and
 Richmond, VA 23219              Smithfield Foods, Inc.; Director of Parent since April 1993.
Alvin R. Carpenter............   President and Chief Executive Officer, CSXT since January
                                 1992. Prior thereto, President of CSX Distribution Services,
                                 Inc.
John P. Clancey...............   President and Chief Executive Officer, Sea-Land Service Inc.
                                 ("Sea-Land").
Donald D. Davis...............   Senior Vice President -- Employee Relations, CSXT since
                                 April 1992. Prior thereto, Senior Vice President -- Human
                                 Resources.
James Ermer...................   Executive Vice President -- Corporate Planning and
                                 Development since April 1995. Prior thereto, Senior Vice
                                 President -- Finance.
Andrew B. Fogarty.............   Senior Vice President -- Finance & Planning, Sea-Land since
                                 June 1996. Vice President -- Audit and Advisory Services
                                 from February 1995 to June 1996. Prior thereto, Vice
                                 President -- Executive Department.
Paul R. Goodwin...............   Executive Vice President -- Finance and Chief Financial
                                 Officer since April 1995. From February 1995 to April 1995,
                                 Executive Vice President -- Finance and Administration,
                                 CSXT. Prior thereto, Senior Vice President -- Finance, CSXT.

                                                   PRINCIPAL OCCUPATION OR
       NAME AND CURRENT                         EMPLOYMENT; MATERIAL POSITIONS
       BUSINESS ADDRESS                        HELD DURING THE PAST FIVE YEARS
------------------------------   ------------------------------------------------------------
Bruce C. Gottwald*............   Chairman and Chief Executive Officer of Ethyl Corporation, a
 330 South Fourth Street         worldwide producer of petroleum additives. Director of
 P.O. Box 2189                   Albemarle Corporation; First Colony Corporation; First
 Richmond, VA 23219              Colony Life Insurance Co.; James River Corporation and
                                 Tredegar Industries, Inc. Director of Parent since April
                                 1988.
Robert J. Grassi..............   Senior Vice President -- Atlantic, AME Services of Sea-Land
                                 since June 1996. Prior thereto, Senior Vice
                                 President -- Finance and Planning.
Michael C. Hagan..............   President and Chief Executive Officer, American Commercial
                                 Lines, Inc. since May 1992. Prior thereto, President and
                                 Chief Operating Officer of American Commercial Lines.
John R. Hall*.................   Chairman of Ashland Inc. Director of Banc One Corporation;
 100 Ashland Dr.                 The Canada Life Assurance Company; Humana Inc.; Reynolds
 Russell, KY 41169               Metals Company and UCAR International Inc. Director of
                                 Parent since May 1994.
Richard H. Klem...............   Vice President -- Corporate Strategy since May 1992. Prior thereto, Vice President -- Economic Analysis and Corporate
                                 Strategy.
Robert D. Kunisch*............   Chairman, President and Chief Executive Officer of PHH
 11333 McCormick Rd.             Corporation, provider of value added business services,
 Hunt Valley, MD 21031           including vehicle management services, real estate services, and mortgage banking services. Director of Mercantile
                                 Bankshares Corporation and GenCorp. Director of Parent since
                                 October 1990.
Hugh L. McColl Jr.*...........   Chairman and Chief Executive Officer of NationsBank
 NationsBank Corporate Center    Corporation, a bank holding company. Prior thereto, Chairman
 Charlotte, NC 28255             and Chief Executive Officer of NCNB Corporation, a
                                 predecessor of NationsBank Corporation. Director of
                                 Jefferson-Pilot Corporation; Jefferson-Pilot Life Insurance
                                 Company; Ruddick Corporation and Sonoco Products Co.
                                 Director of Parent since February 1992.
James W. McGlothlin*..........   Chairman and Chief Executive Officer of The United Company,
 P.O. Box 1280                   a diversified energy company. Director of Basset Furniture
 Bristol, VA 24203               Industries, Inc. Director of Parent since November 1989.
Southwood J. Morcott*.........   Chairman and Chief Executive Officer of Dana Corporation, a
 4500 Dorr Street                manufacturer of automotive and truck parts and provider of
 Toledo, OH 43615                commercial credit. Previously, Chairman, President and Chief
                                 Executive Officer of Dana Corporation. Director of Johnson
                                 Controls, Inc. and Phelps Dodge Corporation. Director of
                                 Parent since July 1990.
Jesse R. Mohorovic............   Vice President -- Executive Department since February 1995.
                                 From April 1994 to February 1995, Vice
                                 President -- Corporate Communications of CSXT. Prior
                                 thereto, Vice President -- Corporate Communications of
                                 Sea-Land.
Richard E. Murphy.............   Senior Vice President -- Corporate Marketing of Sea-Land
                                 since 1996. From 1995 to 1996, Senior Vice
                                 President -- Atlantic AME; Vice President -- Pacific
                                 Services, from 1993-1995; prior thereto, Vice
                                 President -- Pacific Services, Sea-Land.
Gerald L. Nichols.............   Executive Vice President and Chief Operating Officer, CSXT
                                 since February 1995. Prior thereto, Senior Vice
                                 President -- Administration of CSXT.

                                                   PRINCIPAL OCCUPATION OR
       NAME AND CURRENT                         EMPLOYMENT; MATERIAL POSITIONS
       BUSINESS ADDRESS                        HELD DURING THE PAST FIVE YEARS
------------------------------   ------------------------------------------------------------
McNeil Porter.................   Chairman, CSX Intermodal, Inc. since January 1996. Prior
                                 thereto, President and CEO of CSX Intermodal, Inc.
Charles G. Raymond............   Senior Vice President -- Operations, Sea-Land.
Charles E. Rice*..............   Chairman and Chief Executive Officer of Barnett Banks, Inc.,
 50 North Laura Street           a bank holding company. Director of Sprin Corporation.
 Jacksonville, FL 32202          Director of Parent since April 1990.
William C. Richardson*........   President and Chief Executive Officer of the W.K. Kellogg
 1 Michigan Avenue               Foundation, a major philanthropic institution, since 1995.
 Battle Creek, MI 49017.......   Prior thereto, President of The Johns Hopkins University.
                                 Director of Mercantile Bankshares Corporation and Mercantile
                                 Safe Deposit & Trust Company. Director of Parent since
                                 December 1992.
James L. Ross.................   Vice President and Controller, since October 1995. Prior
                                 thereto, Audit Partner, Ernst Young, LLP.
Frank S. Royal*...............   Physician. Director of Columbia/HCA Healthcare Corporation;
 1122 North 25th Street          Crestar Financial Corporation; Chesapeake Corporation and
 Richmond, VA 23223...........   Dominion Resources, Inc. Director of Parent since January
                                 1994.
John W. Snow*.................   Chairman of the Board, President and Chief Executive Officer
                                 of Parent. Director of Circuit City Stores, Inc.;
                                 NationsBank Corporation; Bassett Furniture Industries, Inc.;
                                 Textron, Inc. and USX Corporation. Director of Parent since
                                 April 1988.
Ronald T. Sorrow..............   President and Chief Executive Officer of CSX Intermodal,
                                 Inc. since January 1996. Prior thereto, Vice
                                 President -- Sales and Marketing of CSX Intermodal, Inc.
William H. Sparrow............   Vice President -- Financial Planning since February 1996.
                                 From May 1994 to February 1996, Vice President -- Capital
                                 Budgeting. Prior thereto, Vice President & Treasurer.
Michael J. Ward...............   Executive Vice President, CSXT from May 1996. Senior Vice
                                 President -- Finance, CSXT from April 1995 to May 1996.
                                 Prior thereto, General Manager -- C&O Business Unit, from
                                 1994 to April 1995, and Vice President -- Coal of CSXT.
Gregory W. Weber..............   Vice President and Treasurer.

     2. Directors and Executive Officers of Purchaser. Set forth below are the name and position with Purchaser of each director and executive officer of Purchaser. The principal address of Purchaser and the current business address of each individual listed below is One James Center, 901 East Cary Street, Richmond, VA 23219. Each such person is a citizen of the United States. The present principal occupation or employment (in addition to the position with Purchaser indicated below), and material occupations, positions, offices or employments for the past five years of each person is set forth in Part 1 above (except for Alan A. Rudnick whose principal occupation since May 1991 is Vice President -- General Counsel and Corporate Secretary). Directors are indicated by an asterisk.

                                                           PRESENT POSITION
                          NAME                            WITH THE PURCHASER
            ---------------------------------   --------------------------------------
            Mark G. Aron*....................   General Counsel and Secretary
            Paul R. Goodwin*.................   Chief Financial Officer and Treasurer
            Alan A. Rudnick..................   Assistant Secretary
            John W. Snow*....................   Chief Executive Officer and President
            Gregory W. Weber.................   Assistant Treasurer

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                    The Depositary for the Second Offer is:

                                 CITIBANK, N.A.

        By Hand:                           By Mail:                           By Overnight Carrier:
     Citibank, N.A.                     Citibank, N.A.                           Citibank, N.A.
 Corporate Trust Window      c/o Citicorp Data Distribution, Inc.     c/o Citicorp Data Distribution, Inc.
  111 Wall Street, 5th                   P.O. Box 7072                           404 Sette Drive
          Floor                    Paramus, New Jersey 07653                Paramus, New Jersey 07652
New York, New York 10043
                            Facsimile for Eligible Institutions: (201) 262-3240
                                    To confirm fax only: (800) 422-2077

                            ------------------------

     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Second Offer.

                 The Information Agent for the Second Offer is:

                                 mackenzie logo

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL FREE (800) 322-2885

                  The Dealer Manager for the Second Offer is:

                        WASSERSTEIN PERELLA & CO., INC.

                              31 West 52nd Street
                            New York, New York 10019
                                 Call Collect:
                                 (212) 969-2700